DATE 12 December 2018

(1)    POWERSTEERING SOFTWARE LIMITED
(2)    HENRY HYDER-SMITH, STEPHEN DENNER AND OTHERS

SHARE PURCHASE AGREEMENT
relating to the acquisition of certain of the
issued share capital of
ADESTRA LIMITED

Pillsbury Winthrop Shaw Pittman LLP
Tower 42, Level 21
25 Old Broad Street
London EC2N 1HQ

TABLE OF CONTENTS
Page
1.Definitions and interpretation    1
2.Sale and purchase    12
3.Consideration    13
4.Completion    14
5.Holdback    16
6.Warranties    18
7.Specific Indemnities    20
8.Restrictions on the Covenantors    21
9.Release by Sellers    23
10.Matters following Completion    24
11.Taxation    24
12.Announcements and confidentiality    24
13.Assignment    25
14.Voting Power Of Attorney    25
15.General    26
16.Notices    28
17.Entire Agreement    29
18.Governing law and jurisdiction    30

Schedules

1.    The Sellers
2.    The Company
3.    The Subsidiaries

4.	Completion obligations of the Sellers - This details the actions Sellers must take prior to closing of the transaction
5.    Warranties
6.    Limitations on Liability
7.    Properties

8.	Completion Accounts - This details how the completion accounts will be prepared
9.    Tax Covenant

Agreed Form Documents
Letters of resignation
Board minutes
Powers of attorney
Optionholder SPA

SHARE PURCHASE AGREEMENT
DATE: 12 December 2018    2018
BETWEEN:

(1)	POWERSTEERING SOFTWARE LIMITED (registered in England and Wales under number 5887016) whose registered office is at 16 Great Queen Street, Covent Garden, London WC2B 5AH (the “Buyer”)

(2)	THE PERSONS whose names and addresses are set out in Schedule 1 (the “Sellers”); and

(3)	BGF NOMINEES LIMITED (registered in England and Wales under number 10007355) whose registered office is at 13-15 York Buildings, London, WC2N 6JU (“BGF Nominees”).
INTRODUCTION:

(A)	The Company (as defined below) is a private company limited by shares. Certain details of the Company are set out in Schedule 2.

(B)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares (as defined below) on the terms and subject to the conditions of this Agreement.

(C)
Simultaneous with the Parties’ entry into this Agreement, the Secondary Option Sellers and the Buyer will enter into the Optionholder SPA, pursuant to which the Secondary Option Sellers will sell, and the Buyer will buy all Option Shares acquired by the Secondary Option Sellers on the exercise of their Options.

AGREEMENT:

1.	DEFINITIONS AND INTERPRETATION

1.1
The Introduction and Schedules form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes the Introduction and Schedules.

1.2	In this Agreement, the following words and expressions shall have the following meanings unless the context requires otherwise:
Accounts: the audited accounts of the Company and of each of the Subsidiaries and the audited consolidated accounts of the Company and the Subsidiaries for the accounting reference period which ended on the Accounts Date (comprising in each case a balance sheet and profit and loss account or, as the case may be, a consolidated balance sheet and consolidated profit and loss account, notes and directors’ and auditors’ reports);

Accounts Date: 31 March 2018;

Additional Payment: has the meaning given to it in Clause 3.6;

Agreed Form: the form agreed between the Sellers’ Representative, the Institutional Seller’s Representative and the Buyer;

Anti-Corruption Laws: any laws, regulations or conventions in any part of the world related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions; in the United Kingdom, the Bribery Act 2010; and in the United States, the Foreign Corrupt Practices Act;

Anti-Terrorism and Anti-Money Laundering Laws: any laws, regulations or conventions in any part of the world related to terrorism or money laundering, including, the European Union Money Laundering Directives; in the United Kingdom, the Money Laundering Regulations 2003, the Proceeds of Crime Act 2002, the Serious Organized Crime and Police Act 2005, the Anti-Terrorism, Crime and Security Act 2001; in the United States, the Executive Order and statutes authorizing the establishment of trade and economic sanctions programs enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the Bank Secrecy Act of 1970 and the PATRIOT Act of 2001;

Automatic Enrolment Scheme: a money purchase pension scheme within the meaning of the Pension Schemes Act 1993 section 181 used by the Company for the purposes of complying with the automatic enrolment employer duties arising under Part 1 of the Pensions Act 2008 and associated regulations operated by the People’s Pension;

Bespoke Software: all software written or customised specifically for the Company, including any bespoke amendments to Standard Software;

BGF Debt Amount: £2,773,237.72 being the aggregate of the interest and the amount owed to BGF Nominees under loan note instruments issued on 6 January 2016 and 31 March 2017;

BGF Group: the Institutional Seller, BGF IML, their group undertakings (as defined in the Companies Act 2006) and any person, Fund, partnership or company (or any nominees of them) managed or advised by, or whose general partner is such a group undertaking and any nominee or custodian of any of them;

BGF IML: BGF Investment Management Limited, a company registered in England and Wales with number 10608481, whose registered office is at 13-15 York Buildings, London, WC2N 6JU;

Business Day: any day (other than a Saturday or Sunday) on which banks generally are open in London for the transaction of normal business;

CAA 2001: Capital Allowances Act 2001;

Cash: all cash or cash equivalents in hand or credited to the account of or held in any account on behalf of the Company and the Subsidiaries with any bank, financial, credit, lending or other similar institution (together with accrued interest) including securities with a maturity of less than 12 months that are readily convertible into cash, cash in transit, sums receivable in accordance with uncleared cheques or other methods of payment to the Company and the Subsidiaries and excluding any tax credits, reliefs and/or losses, other than amounts in respect of R&D Tax Reliefs as provided in Schedule 8, in each case (i) as recorded in the Company’s and the Subsidiaries’ books of account, (ii) as at the Effective Time, (iii) as determined in accordance with Schedule 8 and (iv) as shown in the Completion Accounts;

Claim: has the meaning given to it in Schedule 6;

Company: Adestra Limited incorporated in England and Wales (registered number 05267378);

Company’s Bank Account: the bank account of the Company with HSBC Bank (UK) PLC, sort code: 40-35-34, account number 34065913, account name Adestra Limited;

Company IP Rights: all rights in the Registered IP and the Unregistered IP;

Companies Legislation: Companies Act 2006;

Completion: completion of the sale and purchase of the Shares in accordance with this Agreement and the Optionholder SPA;

Completion Accounts: the consolidated statement of financial position of the Company and the Subsidiaries as at the Effective Time (including the notes thereon), as prepared and agreed, deemed to be agreed or determined (as the case may be) in accordance with Schedule 8, together with the accompanying statement setting out the Cash, Debt, Net Working Capital and the corresponding amount of any Adjustment Payment payable in accordance with Clause 3.6;

Completion Accounts Agreement Date: has the meaning given to it in Clause 3.6;

Completion Date: the date of this Agreement;

Completion Payment: £37,740,508.00;

Confidential Information: all information not in the public domain, which a Seller shall have received or obtained at any time by reason of or in connection with his relationship with the Company or any of the Subsidiaries including: trade secrets; customer/client lists, contact details of clients, customers and suppliers and individuals within those organisations; technical information, know-how, research and development; financial projections, target details and accounts; fee levels, pricing policies, commissions and commission charges; budgets, forecasts, reports, interpretations, records and corporate and business plans; planned products and services; marketing and advertising plans, requirements and materials, marketing surveys and research reports and market share and pricing statistics; and computer software and passwords;

Consideration: has the meaning given to it in Clause 2.1;

Consideration Amount: £47,500,000;

Controller: has the meaning given in Article 4(1) of the GDPR;

Covenantors: Henry Hyder-Smith, Steve Denner, Henry Smith, Matthew McGowan, Carl Chambers, Bradley Shore and Dan Thomas;

Counsel’s Opinion: has the meaning given in Clause 5.5;

CTA 2009: the Corporation Tax Act 2009;

CTA 2010: the Corporation Tax Act 2010;

Data Protection Laws: all laws relating to data protection and privacy which are from time to time applicable to the Company or any of the Subsidiaries (or any part of their business), including (without limitation): (a) the European Directive 95/46/EC and all applicable national laws, regulations and secondary legislation implementing the European Directive 95/46/EC including (without limitation) the Data Protection Act 1998; (b) GDPR and all related national laws, regulations and secondary legislation including (without limitation) the UK Data Protection Act 2018; and (c) the European Directive 2002/58/EC and all other applicable national laws, regulations and secondary legislation implementing the European Directive 2002/58/EC including (without limitation) the UK Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426), in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing;

Data Room: the data room hosted by Ansarada as at 4.20pm on 10 December 2018 and made available to the Buyer and as recorded on the two USB memory sticks initialled by or on behalf of the Buyer and the Sellers for the purposes of identification;

Debt: without duplication and with respect to the Company and the Subsidiaries, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, excluding, for the avoidance of doubt, any deferred revenue, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company or any Subsidiary on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing paragraphs (a) through (g), in each case (i) as at the Effective Time, (ii) as determined in accordance with Schedule 8 and (iii) as shown in the Completion Accounts;

Dell Debt: £18,244.60, being the amount owed to Dell Bank International D.A.C. by the Company;

Directors: those persons who are directors of the Company or of any Subsidiary and who are identified as such in Schedule 2 and Schedule 3;

Disclosed: fairly disclosed to the Buyer with sufficient detail to allow the Buyer to identify the nature and scope of the matters, facts and circumstances disclosed;

Disclosure Letter: the letter dated the date of this Agreement from the Warrantors to the Buyer making certain disclosures against the Warranties (other than the Fundamental Warranties) together with the documents attached or appended to it;

Draft Completion Accounts: has the meaning given to it in paragraph 3.1 of Part 1 of Schedule 8;

Effective Time: means immediately prior to Completion;

EMI Options: means all of the subsisting options that have been granted by the Company on the basis that they are “qualifying options” (as defined in paragraph 1(2) of Schedule 5 to ITEPA 2003) under the Share Option Plan to, and are currently held by, those Option Sellers who are resident in the UK for tax purposes in respect of a total of 30,062,170 Option Shares;

Employee: any person employed by the Company or any of the Subsidiaries under a contract of employment;

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any such interest registered pursuant to the Personal Property Securities Act 2009 (Cth)), title retention or any other security agreement or arrangement or other third party right, or any agreement, arrangement or obligation to create any of the same;

Expert: has the meaning given to it in paragraph 4.1 of Part 2 of Schedule 8;

Fund: means any undertaking for collective investment, whether structured as a partnership, company, trust or any other type of arrangement or undertaking.

Fundamental Warranties: has the meaning given to it in Clause 6.8.1;

GDPR: the General Data Protection Regulation (EU) 2016/679;

GPP: the Adestra Group Personal Pension Scheme operated by Aviva with reference number TK062460;

Group Company: in relation to any company, any body corporate which is from time to time a holding company of that company, a subsidiary of that company or a subsidiary of a holding company of that company;

Hardware: any and all computer, telecommunications and network equipment used in the business of the Company (including PCs, mainframes, servers, screens, terminals, keyboards, disks, printers, cabling, associated and peripheral electronic equipment);

HMRC: Her Majesty’s Revenue & Customs and, in respect of any time before the establishment of Her Majesty’s Revenue & Customs, references to HMRC shall be construed, as the context may require, to include references to respectively the Inland Revenue and Customs & Excise;

Holdback Amount: the sum of £3,193,997;

Holdback Release Date: has the meaning given in Clause 5.3;

HSBC Debt Amount: £1,318,415.77, being the aggregate of the estimated amounts owed to HSBC UK Bank plc under the Company’s international business overdraft facility and an asset finance facility;

Indemnities: has the meaning given in Clause 7.1;

Institutional Seller: BGF Investments LP, a limited partnership with number LP14928 whose registered office is at 13-15 York Buildings, London, WC2N 6JU;

Institutional Seller’s Representative: the representative of the Institutional Seller being Peter Opperman whose contact details are set out in Clause 16.1.2, or if Peter Opperman becomes unable or unwilling to act, any other person notified to the Buyer by the Institutional Seller from time to time to act as the Institutional Seller’s Representative for the purposes of this Agreement;

Intellectual Property: patents, registered designs, rights in design, copyright, database right, rights in databases, trademarks, service marks, trade or business names, domain names, logos, inventions or secret processes, formulae, know-how and all rights or forms of protection of a similar nature or effect subsisting anywhere in the world, including applications or registrations for any such right;

IT Contracts: (a) all licences granted to the Company in respect of the Software, (b) all maintenance agreements in relation to the IT Systems, (c) all consultancy or professional services agreements relating to the IT Systems and IT Services, (d) all support agreements relating to the IT System and IT Services, (e) all lease agreements relating to the Hardware, (f) all contracts relating to the provision of connectivity for the IT System and IT Services, including hosting agreements and agreements with internet service providers, and (g) any other contracts relating to the IT Systems or the IT Services entered into by the Company and any of the Subsidiaries;

IT Services: any and all services relating to the IT Systems or to any other aspect of the Company’s data processing or data transfer requirements (including facilities management, hardware maintenance, software development or support, back-up and disaster recovery, source code deposit, recovery and network services);

IT Systems: the Hardware and the Software;

ITEPA 2003: Income Tax (Earnings and Pensions) Act 2003;

Lombard Debt Amount: means aggregate amount of the Lombard Technology Services Debt Amount and the Lombard North Central PLC Debt Amount;

Lombard North Central PLC Debt Amount: £12,580.31 being the total amount owed to Lombard North Central PLC by the Company;

Lombard Technology Services Debt Amount: £40,983.20 being the total amount owed to Lombard Technology Services Ltd by the Company;

Management Accounts: the unaudited accounts of the Company and of each of the Subsidiaries and the unaudited consolidated accounts of the Company and of the Subsidiaries for the seven month period from the Accounts Date to 31 October 2018 (comprising in each case a balance sheet and profit and loss account or, as the case may be, a consolidated balance sheet and consolidated profit and loss account);

Net Working Capital: the aggregate of the current assets (save those included within Cash) less the aggregate of the current liabilities (save those included within Debt) of the Company and the Subsidiaries, in each case (a) as at the Effective Time, (b) as determined in accordance with Schedule 8 and (c) as shown in the Completion Accounts;

Objection Notice: has the meaning given to it in paragraph 3.2 of Part 1 of Schedule 8;

Off-the-Shelf Software: all standard office application software used by the Company, including word processing, email, calendar, customer relationship management, spreadsheet and database functions;

Option Exercise Monies: £1,121,591.00 in aggregate being the total monies due from the relevant Sellers to the Company in respect of the exercise of their Options as set out opposite each relevant Seller’s name in column 8 of Schedule 1 of this Agreement;

Optionholder SPA: the short-form share purchase agreement in the Agreed Form between the Buyer and the Secondary Option Sellers relating to the purchase by the Buyer of the Options Shares, to be entered into on the same date as this Agreement;

Options: the EMI Options and/ or the Unapproved Options all of which are (or were, prior to their exercise) outstanding and capable of being exercised in accordance with their terms and the rules of the Share Option Plan as a consequence of, and by reference to, Completion;

Option Sellers: the Primary Option Sellers and the Secondary Option Sellers;

Option Shares: B Ordinary Shares of £0.000001 each in the capital of the Company;

Option Tax Liability: in relation to each of Matthew McGowan and Carl Chambers (both a Primary Option Seller who holds an Unapproved Option), any amount that represents the liability of the Company, any Group Company or former Group Company of the Company or of any other person (apart from a Primary Option Seller) to account to a Tax Authority for any amount of, or representing, income tax or social security contributions (whether under the laws of the United Kingdom or other overseas jurisdiction) that may arise on or in connection with the exercise of his Unapproved Option or the acquisition, holding, disposal or part-disposal of any of his Option Shares;

Ordinary Shares: means the ordinary shares of £0.000001 each in the capital of the Company;

Parties: the parties to this Agreement, and each a “Party”;

Pension Schemes: the Automatic Enrolment Scheme and the GPP;

Personal Data: has the meaning given in Article 4(1) of the GDPR or, where the context requires, the corresponding meaning of that term in US or Australian legislation which applies to the US subsidiary or Australian subsidiary, respectively;

Primary Option Sellers: the subset of the Sellers comprising nine (9) individuals: Steve Denner, Henry Hyder-Smith, Henry Smith, Peter Opperman, Bradley Shore , Daniel Thomas and James Ellis (each of whom holds an EMI Option) and Matthew McGowan and Carl Chambers (each of whom holds an Unapproved Option);

Processor: has the meaning given in Article 4(1) of the GDPR or, where the context requires, the corresponding meaning of that term in US or Australian legislation which applies to the US subsidiary or Australian subsidiary, respectively;

Properties: the leasehold properties of the Company and the Subsidiaries, certain details of which are given in Schedule 7;

R&D Consideration Amount: £231,924.23;

R&D Holdback Amount: £224,914.58;

R&D Tax Reliefs: Relief for expenditure incurred by the Company in respect of the accounting periods of the Company beginning 1 April 2017 and 1 April 2018 on "research and development" (as such term is defined in by section 1138 CTA 2010) under any of the provisions of Part 13 CTA 2009;

Relief: has the meaning given to it in the Tax Covenant;

Registered IP: all patents, trademarks, domain names, and registered designs and any other registered Intellectual Property and applications for the same owned by the Company;

Relevant Claim: has the meaning given in Clause 5.2;

Respective Proportions: the amount of Shares held by each Seller immediately prior to Completion comparative to all of the Shares;

Sale Shares: the shares in the capital of the Company (including Option Shares where applicable for the Primary Option Sellers) as set out against the name of each Seller at column 3 of Schedule 1;

Secondary Optionholder Consideration: the consideration payable by the Buyer at Completion pursuant to the Optionholder SPA for the acquisition of the Option Shares by the Buyer from the Secondary Option Sellers;

Secondary Option Sellers: the 93 holders of EMI Options and the 16 holders of Unapproved Options each of whose names and addresses are set out in column 1 of Schedule 1 to the Optionholder SPA;

Sellers’ Deal Costs Amount: has the meaning given in Clause 15.2;

Sellers’ Proportion: for the purposes of any adjustment to the Consideration under:

(a)
Clause 3.6, the proportion of any excess or shortfall arising out of determination of the Completion Accounts that is attributable in aggregate to the Sellers calculated pro rata to their combined percentage shareholding in the Company immediately prior to Completion; and

(b)
Clause 3.3, the proportion of the difference between the actual amount owed by the Company to HSBC UK Bank plc under the Company’s international business overdraft facility and asset finance facility on the Completion Date and the HSBC Debt Amount that is attributable to the Sellers, calculated pro rata to their combined percentage shareholding in the Company immediately prior to Completion;

Seller’s R&D Holdback Amount: has the meaning given in Clause 5.1;

Sellers’ Representative: the representative of the Sellers (excluding the Institutional Seller), being Bradley Shore, whose contact details are set out in Clause 16.1.2, or if Bradley Shore becomes unable or unwilling to act, any other person notified to the Buyer by Henry Hyder-Smith from time to time to act as the Sellers' Representative for the purposes of this Agreement;

Sellers’ Solicitors: Cooley (UK) LLP of Dashwood, 69 Old Broad Street, London, EC2M 1QS;

Sellers’ Solicitor’s Account: the client account of the Seller’s Solicitors with Royal Bank of Scotland, sort code: 16-00-15, account number 11047087, account name Cooley (UK) LLP;

Settled or Determined: liability for a Relevant Claim which has (a) been agreed between the Sellers' Representative and the Buyer as to both liability and quantum; or (b) been finally determined (as to both liability and quantum) by a court of competent jurisdiction from which there is no right of appeal or from whose judgement the relevant party is debarred (by passage of time or otherwise) from making an appeal; or (c) unconditionally withdrawn by the Buyer in writing, and the words “Settlement” and “Determination” shall be construed accordingly;

Share Option Plan: the Adestra Limited 2017 Share Option Plan established by the Company on 7 February 2017;

Shares: the Sale Shares and the Option Shares;

Software: together, the Off-the-Shelf Software, the Standard Software and the Bespoke Software, including all source and other preparatory materials relating to such programs;

Specific Accounting Policies: has the meaning given to it in paragraph 1.1.1 of Part 1 of Schedule 8;

Standard Software: all off-the-shelf software applications used by the Company other than Off-the-Shelf Software;

Subsidiaries: the subsidiaries of the Company, certain details of which are given in Schedule 3;

Supervisory Authority: any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws, including (without limitation) the Information Commissioner's Office in the UK;

Target Net Working Capital and Cash: means £614,101.40;

Taxation and Tax: have the meaning given to them in the Tax Covenant;

Tax Authority: has the meaning given to it in the Tax Covenant;

Tax Covenant: provisions of Schedule 9 to this Agreement;

TCGA 1992: Taxation of Chargeable Gains Act 1992;

a third party: any person other than the Parties;

Threshold: £30,705.00;

Unapproved Options: all of the subsisting Options that are not qualifying EMI Options but which have been granted by the Company under the Share Option Plan to, and which are currently held by, non-UK tax resident Option Sellers in respect of a total of 7,218,946 Option Shares;

Unregistered IP: Intellectual Property owned, used or held by the Company excluding any Registered IP;

VATA 1994: Value Added Tax Act 1994;

Warranties: the warranties set out in Schedule 5;

Warrantors: the Sellers except for the Institutional Seller;

Warrantor’s Holdback Amount: has the meaning given in Clause 5.1;

Warrantor’s Proportion: the proportionate liability of that Warrantor for any Claims or payments required under the Indemnities expressed as a percentage, calculated as the number of Shares owned by that Warrantor divided by the number of Shares owned by all Warrantors and multiplied by 100 as set out opposite each Warrantor’s name in column 7 of Schedule 1 of this Agreement; and

Workers: any person who personally performs work for the Company or any of the Subsidiaries who is not an Employee, and who is not on business on their own account or in a client/customer relationship.

1.3	In this Agreement, unless otherwise specified:

1.3.1	any reference to any statute or statutory provision includes any subordinate legislation made under that statute or statutory provision, whether before or after the date of this Agreement;

1.3.2	any reference to any legislation (whether of the United Kingdom or elsewhere), including to any statute, statutory provision or subordinate legislation (“Legislation”):

(a)	includes a reference to that Legislation as from time to time amended or re-enacted, whether before or after the date of this Agreement;

(b)	in the Warranties and Tax Covenant only, includes a reference to any past Legislation (as from time to time amended or re-enacted) which that Legislation re-enacted, except, in the case of each of Clauses 1.3.1 and 1.3.2, to the extent that any amendment or re-enactment coming into force, or Legislation made, on or after the date of this Agreement would create or increase the liability of any Party; and

1.3.3	any reference to re-enactment includes consolidation and rewriting, in each case whether with or without modification.

1.4	In this Agreement (unless the context requires otherwise):

1.4.1
words and expressions which are defined in the Companies Legislation and which are not otherwise defined in this Agreement shall have the same meanings as are given to them in the Companies Legislation where used in this Agreement;

1.4.2
references to an “associate” or a “connected person” in relation to another person are references to a person who is an associate of or connected with another within the meaning of CTA 2010 sections 448, 1122 and 1123 as applicable;

1.4.3	words suggesting a gender shall include all other genders;

1.4.4	words in the singular shall include the plural and vice versa;

1.4.5	any reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.4.6
any reference to a “person” includes a natural person, partnership, company, body corporate, association, organisation, government, state, foundation and trust (in each case whether or not having separate legal personality);

1.4.7	any reference to the Introduction, a Clause or Schedule is to the Introduction, a Clause or Schedule (as the case may be) of or to this Agreement;

1.4.8	any reference to this Agreement or to any other document is a reference to this Agreement or that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

1.4.9
“directly or indirectly” means either alone or jointly with any other person and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person;

1.4.10	any phrase introduced by the terms “including”, “include”, “in particular” or a similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.4.11
any reference to something being “in writing” or “written” shall include a reference to that thing being produced by any legible and non-transitory substitute for writing (including in electronic form) or partly in one manner and partly in another;

1.4.12	any reference to time is to time in the United Kingdom; and

1.4.13	any obligations or liabilities of the Institutional Seller under or pursuant to this Agreement are given or entered into on a several basis.

1.5	The table of contents and Clause headings in this Agreement are included for ease of reference only and do not affect the interpretation of this Agreement.

1.6	The obligations of the Institutional Seller under this Agreement are limited to the following:

1.6.1
agreeing the sale of its relevant Sale Shares set opposite its name in column 1 of Schedule 1 and having the right to receive the portion of the Consideration set opposite its name in column 4 of Schedule 1;

1.6.2	delivering certain items as provided for in clause 4.1.2 and Schedule 4;

1.6.3	giving the warranties at Clause 6.3 subject to the cap on liability at paragraph 2.4 of Schedule 6; and

1.6.4	agreeing to be bound by the provisions of Clause 14 (General).

2.	SALE AND PURCHASE

2.1
The Sellers shall sell the Sale Shares with full title guarantee free from all Encumbrances and the Buyer shall purchase the Sale Shares, with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Sale Shares, including any dividends or distributions declared or paid on the Sale Shares after that date, shall belong to the Buyer.

2.2
BGF Nominees shall transfer its legal title to the Sale Shares registered in its name with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to those Sale Shares, including any dividends or distributions declared or paid on those Sale Shares after that date, shall belong to the Buyer.

2.3
Each Seller hereby irrevocably waives any rights of pre-emption or other restrictions on transfer in respect of the transfer of the Shares (or any of them) to the Buyer conferred under the Company’s articles of association or otherwise.

2.4	The Buyer shall not be obliged to complete the purchase of any of the Sale Shares or the Option Shares unless the sale of all of the Sale Shares and Option Shares is completed simultaneously.

2.5	Each of the Primary Option Sellers (acting directly or through a duly appointed attorney):

2.5.1
agrees and confirms that he has delivered to the Company a duly completed notice exercising his Options immediately prior to but conditional upon Completion and agreeing to sell the Option Shares that he acquires on the exercise of his Options pursuant to this Agreement;

2.5.2	acknowledges and affirms that any Options that he holds and which are not exercised prior to Completion shall not be exercised and shall lapse immediately on Completion;

2.5.3	undertakes to pay to the Company the relevant amount of the Option Exercise Monies which he is liable to pay in respect of the exercise of his Options by way of the mechanism set out at Clause 2.5.4;

2.5.4	severally and irrevocably authorises, directs and instructs the Buyer to deduct from his proportion of the Completion Payment such amount as is necessary to satisfy:

(a)	the proportion of the Option Exercise Monies that he is liable to pay on the exercise of his Options; and

(b)	where applicable or relevant, the Option Tax Liability,
and to pay such amount to the Company in accordance with Clause 4.1.6 in discharge of each Primary Option Seller’s obligation in respect of his proportion of the Option Exercise Monies and, where applicable, the Option Tax Liability.

3.	CONSIDERATION

3.1	The consideration (the “Consideration”) for the Shares shall be the aggregate of £47,500,000:

3.1.1	less an amount equal to the Debt (including, for the avoidance of doubt, the HSBC Debt Amount, BGF Debt Amount, the Dell Debt Amount and the Lombard Debt Amount);

3.1.2	plus an amount equal to the R&D Consideration Amount; and

3.1.3
plus the amount by which the sum of the Net Working Capital and the Cash exceeds the Target Net Working Capital and Cash, provided such excess is not less than an amount equal to the Threshold, or minus the amount by which the sum of the Net Working Capital and the Cash is less than the Target Net Working Capital and Cash provided such deduction is not less than an amount equal to the Threshold.

3.2
To the extent that the aggregate of the amounts owed to HSBC UK Bank plc under the Company’s international business overdraft facility and asset finance facility exceeds the HSBC Debt Amount on the Completion Date, the Buyer shall be entitled to retain an amount equal to the excess from the Holdback Amount.

3.3
To the extent that the aggregate of the amounts owed to HSBC UK Bank plc under the Company’s international business overdraft facility and asset finance facility are less than the HSBC Debt Amount on the Completion Date, the Buyer shall pay to the Sellers an amount equal to the Sellers’ Proportion of the difference and such payment shall be apportioned between the Sellers in their Respective Proportions and paid in accordance with Clause 3.7 on the Completion Accounts Agreement Date.

3.4
The Consideration shall be divided between the Sellers and the Secondary Option Sellers in proportion to their respective holdings of the Shares immediately prior to Completion but the Buyer shall not be concerned with, and shall have no liability for, such division.

3.5	The Completion Accounts shall be prepared and agreed or determined in accordance with the provisions of Schedule 8.

3.6
Not later than five Business Days following the date on which the Completion Accounts are agreed), deemed to be agreed or determined in accordance with Schedule 8 (the Completion Accounts Agreement Date), the following payments shall be made:

3.6.1
if the Net Working Capital and the Cash exceeds the Target Net Working Capital and Cash and provided such excess is not less than an amount equal to the Threshold, the Buyer shall pay to the Sellers an amount equal to the Sellers’ Proportion of the excess above the amount equal to the Threshold and such payment shall be apportioned between the Sellers in their Respective Proportions and paid in accordance with Clause 3.7; or

3.6.2
if the Net Working Capital and the Cash is less than the Target Net Working Capital and Cash by a figure exceeding the Threshold, the Sellers shall pay to the Buyer (in their Respective Proportions for which they shall be severally liable) an amount equal to the Sellers’ Proportion of the shortfall that exceeds the Threshold,

(each an “Adjustment Payment”).

3.7
Any payments made by the Buyer to the Sellers under this Agreement shall be made by way of electronic transfer of funds to the Sellers’ Solicitor’s Account, the Sellers’ Solicitors being authorised to receive the same ( and the charges of such transfer being payable by the Buyers), receipt of which shall be an effective discharge of the Buyer’s obligation to pay the relevant amount and the Buyer shall have no obligation as to, nor liability in respect of, the subsequent distribution to or allocation between the Sellers.

3.8
Any payment by the Sellers to the Buyer pursuant to Clause 3.6, shall be made by way of electronic transfer of funds (the charges of such transfer being payable by the Sellers) to such account as the Buyer may notify to the Sellers' Representative and the Institutional Seller’s Representative in writing.

3.9	The Consideration shall be deemed to be adjusted by an amount equal to:

3.9.1	the aggregate amounts paid by the Warrantors to the Buyer in respect of any Claims and payments under the Indemnities; and

3.9.2	the aggregate amounts of any Adjustment Payment made to the Buyer by the Sellers pursuant to Clause 3.4 of this Agreement; and

3.9.3	the aggregate amounts of any Adjustment Payment made to the Buyer by the Secondary Option Sellers pursuant to the Optionholder SPA; and

3.9.4	the aggregate of any amounts retained by the Buyer pursuant to Clause 3.2; and

3.9.5	the aggregate amounts of any payment to the Sellers pursuant to Clause 3.3; and

3.9.6	the aggregate amounts of any payment to the Secondary Option Sellers under Clause 3.2(c) of the Optionholder SPA; and

3.9.7	the aggregate amount paid by the Buyer to the Sellers pursuant to paragraph 10 of Schedule 9; and

3.9.8	the aggregate amounts paid by any Party in respect of any other breach of this Agreement, and any adjustment to the Consideration shall be apportioned between the Buyer and the Sellers and the Secondary Option Sellers as appropriate in the context.

4.	COMPLETION

4.1	Completion shall take place on the Completion Date when:

4.1.1	the Sellers (other than the Institutional Seller) shall deliver to the Buyer, or procure the delivery to the Buyer of, the documents and other items referred to in Schedule 4;

4.1.2	the Institutional Seller shall deliver to the Buyer its signature on the documents to which it is a party referred to in Schedule 4;

4.1.3
each relevant Seller shall repay or procure the repayment in full of all amounts owing (even if not due for repayment and including any interest then outstanding) to the Company or any of the Subsidiaries by him or any of his connected persons or associates or directors;

4.1.4
the Sellers (other than the Institutional Seller) shall procure that all guarantees or indemnities given by or binding on the Company or any of the Subsidiaries in respect of any liabilities (actual or contingent) of any of the Sellers or any of such connected persons or associates or directors are fully and effectively released without cost to the Company or any of the Subsidiaries;

4.1.5
the Sellers (other than the Institutional Seller) shall procure that there shall be held a meeting of the board of directors of the Company and of each of the Subsidiaries at which there shall be duly passed the resolutions set out and contained in the board minutes of the Company and of the Subsidiaries in the Agreed Form;

4.1.6	the Buyer shall pay the Completion Payment to the Sellers by way of transfer of funds to the Sellers’ Solicitor’s Account, less:

(a)
in respect of the Sellers who are Primary Option Sellers, any amounts referred to in Clause 2.5.4 which, where applicable, the Buyer shall pay to the Company’s Bank Account and which shall be retained by the Company; and

(b)
any amounts in respect of the Option Tax Liability, which the Buyer shall pay to the Company’s Bank Account and shall procure that the Company shall promptly pay to the relevant Tax Authority to discharge such Option Tax Liability, and payment to the Sellers’ Solicitors Account, the Company’s Bank Account or the relevant Tax Authority (as the case may be) shall be an effective discharge of the Buyer’s obligation to pay the Completion Payment;

4.1.7	the Buyer shall pay the Secondary Optionholder Consideration to the Secondary Option Sellers by way of transfer of funds to the Company’s Bank Account, less:

(a)	any amounts to be deducted in accordance with Clause 3.1(d) of the Optionholder SPA which, where applicable, the Buyer shall procure shall be paid to the Company’s Bank Account; and

(b)
any Option Tax Amount (as defined in the Optionholder SPA), which the Buyer shall pay to the Company’s Bank Account and shall procure that the Company shall promptly pay to the relevant Tax Authority to discharge such Option Tax Amount, for onward payment to the Secondary Option Sellers through payroll. Payment to the Company’s Bank Account or the relevant Tax Authority (as the case may be) shall be an effective discharge of the Buyer’s obligation to pay the Secondary Optionholder Consideration;

4.1.8
the Buyer shall pay the Sellers’ Deal Costs Amount to the Sellers’ Solicitor’s Account (the Sellers’ Solicitors being authorised to receive the same) on behalf of (and as agent for) each of the Sellers in discharge of their obligations to contribute their relevant proportion of the Sellers’ Deal Costs Amount in accordance with Clause 15.2, and, for the avoidance of doubt, each Seller will be deemed to have received the amount of his Respective Proportion of the Sellers’ Deal Costs Amount for the purposes of calculating any proportion of the Consideration due to him; and

4.1.9
the Buyer shall procure that the Company shall repay the BGF Debt Amount to BGF Nominees, the HSBC Debt Amount to HSBC UK Bank plc, the Dell Debt Amount to Dell Bank International D.A.C, the Lombard North Central PLC Debt Amount to Lombard North Central PLC and the Lombard Technology Services Debt Amount to Lombard Technology Services Ltd.

4.2
The performance by the Sellers of their respective obligations under Clause 4.1 shall be a condition precedent to the performance by the Buyer of its obligations under Clause 4.1 to the intent that, if the Sellers or any of them shall fail or shall be unable to perform any of their obligations under Clause 4.1, the Buyer shall at its option (and without prejudice to any other remedies or rights which it may have against the Sellers or any of them in respect of such non‑performance) cease to be liable to perform its obligations under Clause 4.1.

5.	HOLDBACK

5.1
The Buyer shall withhold the Holdback Amount and the R&D Holdback Amount from the Consideration. The pro rata share of each Warrantor for the Holdback Amount is set out in column 5 of Schedule 1 (each a “Warrantor’s Holdback Amount”) and the pro rata share of each Seller for the R&D Holdback Amount is set out in column 6 of Schedule 1 (each a “Seller’s R&D Holdback Amount”), and the amount of Consideration received by each Warrantor on Completion shall be reduced by the aggregate of his Warrantor’s Holdback Amount and his Seller’s R&D Holdback Amount and the amount of Consideration received by the Institutional Seller shall be reduced by its Seller R&D Holdback Amount.

5.2
The Buyer shall be entitled, to the extent set out in Clause 3.2 and this Clause 5, to have recourse firstly to each relevant Warrantor’s Holdback Amount and, if all of the Warrantors’ Holdback Amounts have been utilised by the Buyer, subsequently to have recourse to each Seller’s (other than the Institutional Seller’s) R&D Holdback Amount to obtain payment of any amount(s) due to it in respect of any Claims against the Warrantors or any claims under the Indemnities (“Relevant Claims”) that have been Settled or Determined.

5.3
On the first anniversary of the Completion Date (or if such date is not a Business Day, the first Business Day immediately following such date) (the “Holdback Release Date”), the Buyer shall pay each Warrantor’s Holdback Amount to such Warrantor in accordance with Clause 3.7 after deducting:

5.3.1
the amount of all Relevant Claims Settled or Determined against such Warrantor (to the extent such Warrantor has satisfied such Settled or Determined Relevant Claims by the Buyer's recourse to the Warrantor’s Holdback Amount); and

5.3.2
provided Counsel's Opinion has been provided to the Sellers' Representative as required by Clause 5.5, the Unresolved Claim Amount in respect of each Pending Claim against the relevant Warrantor, which Unresolved Claims Amount shall remain with the Buyer until such Pending Claim has been Settled or Determined and/or Clauses 5.6 or 5.7 applies.

5.4
On the Holdback Release Date the Buyer shall pay the Institutional Sellers’ R&D Holdback Amount in full in accordance with Clause 3.7 and each other Seller’s R&D Holdback Amount to such Seller in accordance with Clause 3.7 after deducting:

5.4.1
the amount of any Relevant Claims Settled or Determined to be payable (to the extent such Seller has satisfied such Settled or Determined Relevant Claims by the Buyer's recourse to the Seller’s R&D Holdback Amount); and

5.4.2
provided Counsel's Opinion has been provided to the Sellers' Representative as required by Clause 5.5, the Unresolved Claim Amount in respect of each Pending Claim, which Unresolved Claims Amount shall remain with the Buyer until such Pending Claim has been Settled or Determined and/or Clauses 5.6 or 5.7 applies.

5.5	If the Buyer has notified a Relevant Claim to the Sellers' Representative in accordance with this Agreement and such Relevant Claim so notified has not been Settled or

Determined prior to the Holdback Release Date (“Pending Claim”) and the Buyer wishes to withhold an Unresolved Claim Amount pursuant to Clause 5.3.2, then the Buyer, at all times acting reasonably and in good faith, shall obtain and deliver to the Sellers' Representative a written opinion of counsel of not less than ten years' standing with experience relevant to the subject matter of the Pending Claim (“Counsel's Opinion”) stating that:

(a)	on the balance of probabilities and in the reasonable opinion of such counsel, the relevant Pending Claim is likely to be determined (in full or in part) in favour of the Buyer; and

(b)
such counsel's reasonable estimate as to the likely quantum of such Pending Claim (or, if such counsel's reasonable estimate of quantum is given in the range, the estimate shall be deemed to be the mid-point of that range) (“Unresolved Claim Amount”).

5.6
As each Pending Claim is Settled or Determined, the amount (to the extent such amount is greater than £0) by which the relevant Unresolved Claims Amount retained by the Buyer in respect of such Pending Claim under Clause 5.3.2 is more than the final amount of the Settled or Determined Pending Claim, shall be paid to the relevant Seller in accordance with Clause 3.7.

5.7
If the Buyer has not commenced legal proceedings in respect of a Pending Claim on the expiry of the 12 months following the Holdback Release Date, then the Buyer shall immediately pay the Unresolved Claims Amount in respect of such Pending Claim to the Warrantors in accordance with Clause 3.7. Any such payment by the Buyer under this Clause 5.7 shall be without prejudice to the rights of the Buyer to pursue the Warrantors in respect of the Relevant Claim, which shall be unaffected notwithstanding the release of the relevant Warrantor’s Holdback Amount.

5.8
The application of any part of the Warrantor’s Holdback Amount by the Buyer in respect of any Relevant Claims which are Settled or Determined shall satisfy the liability of the Warrantors in respect of such Settled or Determined Relevant Claim (to the extent of the application of such amount of the Warrantor’s Holdback Amount).

5.9
The Buyer and the Sellers acknowledge that any Counsel’s Opinion has been prepared for the sole purpose enabling the Buyer to withhold an Unresolved Claim Amount in accordance with Clause 5.3.2. Any such opinion shall not affect the rights of the Buyer to claim in respect of any breach of this Agreement or the relevant Warrantor to maintain that no liability is due.

6.	WARRANTIES

6.1
The Warrantors warrant to the Buyer that each of the Warranties is true and accurate in all respects and is not misleading at the date of this Agreement (noting that Warranty 1.2 of Schedule 5 is given by each Warrantor on a several basis).

6.2
Each Seller (excluding the Institutional Seller) warrants to the Buyer, in respect of himself only, that each of the following warranties is true and accurate in all respects and not misleading as at the Completion Date:

6.2.1
such Seller has full power to enter into and perform his obligations under this Agreement and all the documents in the Agreed Form to be executed by him and this Agreement constitutes, and each such Agreed Form document when executed will constitute, binding obligations of such Seller in accordance with its terms;

6.2.2
the execution and delivery of this Agreement, and any of the Agreed Form documents to be executed, by such Seller and the performance of and compliance by such Seller with its and their terms and provisions will not:

(a)	conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which such Seller is a party or by which such Seller is bound;

(b)	conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court or agency; or

6.2.3	such Seller is not party to any agreement or bound by any obligation the terms of which will prevent the Buyer from enjoying the full benefit of this Agreement;

6.2.4	such Seller's Sale Shares are legally and beneficially owned by such Seller free from all Encumbrances (other than as set out in the Company's articles of association); and

6.2.5
neither such Seller nor any person connected with such Seller has any interest, direct or indirect, in any business other than that now carried on by the Company which is or is likely to be or become competitive with the business of the Company.

6.3	The Institutional Seller warrants to the Buyer, in respect of itself only, that each of the following warranties is true and accurate in all respects and not misleading as at the Completion Date:

6.3.1	it has full power and authority to enter into and perform this Agreement, which when executed will create binding obligations on it in accordance with its terms;

6.3.2	the execution, delivery and performance by the Institutional Seller of the Agreement will not result in a breach or conflict with its constitutional documents;

6.3.3	it is the sole beneficial owner of and has the right to transfer the full beneficial title to the Sale Shares recorded against its name in Schedule 1;

6.3.4	it has the right to direct the transfer of the full legal title to the Sale Shares recorded against its name in Schedule 1; and

6.3.5
the Sale Shares held beneficially by the Institutional Seller and legally by BGF Nominees Limited constitute the whole of the Institutional Seller’s interest in the share capital of the Company and will be sold free of any Encumbrance.

6.4
The Buyer confirms to the Sellers that as at the Completion Date, the Buyer does not have any knowledge (whether actual, constructive or otherwise) of any fact, matter or circumstance which could give rise to a breach of any of the Warranties.

6.5
Each of the Warrantors confirms (severally as regards himself) that, save as Disclosed he does not have any knowledge (whether actual, constructive or otherwise) of any fact, matter or circumstance which could give rise to a breach of any of the Warranties.

6.6
The Warrantors undertake to the Buyer that, in the event of any claim being made against them arising out of or relating to this Agreement, they will not make any claim against the Company or any of the Subsidiaries or against any director, officer, employee or adviser of the Company or of any of the Subsidiaries on which or on whom they may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter. The Company, the Subsidiaries and any such director, officer, employee or adviser may enforce the terms of this Clause 6.6 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided that, as a condition precedent thereto, any such third party shall:

6.6.1	obtain the prior written consent of the Buyer; and

6.6.2	not be entitled to assign its rights under this Clause 6.6.

6.7
The Sellers shall cease to have any liability for any breach of the Fundamental Warranties on the seventh anniversary of Completion, except in respect of a claim for a breach of a Fundamental Warranty of which the Buyer has given notice to the Sellers before that date, provided proceedings are brought in respect of that claim within a period of nine months following the date of notification of the claim. Without prejudice to the foregoing, when giving such notice, the Buyer shall specify, in such detail as is reasonably available to it at that time, the nature of the potential liability and, so far as is practicable, the amount likely to be claim in respect of it.

6.8	The Warranties:

6.8.1
save for those set out in Clause 6.2, 6.3 (in respect of the Institutional Seller) and paragraph 4.1 (shares) of Schedule 5 (the “Fundamental Warranties”) are qualified by reference to those matters Disclosed in the Disclosure Letter and not otherwise;

6.8.2
are given separately and independently and, unless expressly provided to the contrary, are not limited or restricted by reference to, or inference from, the terms of any other Warranty or item of this Agreement;

6.8.3
where qualified by the knowledge, information, belief or awareness of the Warrantors, unless expressly provided to the contrary, are deemed to include a statement that such knowledge, information, belief or awareness has been acquired after making due and careful enquiries by the Warrantors of Henry Hyder-Smith, Steve Denner, Henry Smith, Matthew McGowan, Carl Chambers, Bradley Shore, Dan Thomas, Lee Needle, Helen Bowyer and Smriti Sinha; and

6.8.4
apply to each of the Subsidiaries as well as to the Company as if references to “the Company” included a corresponding reference to the Subsidiaries (and each of them severally) and, where relevant, pursuant to the relevant applicable law in the jurisdiction of incorporation or conduct of business of the Subsidiary in respect of a subject matter, including the specific laws mentioned in Schedule 5.

6.9
None of the Warranties nor any provision in the Tax Covenant shall be, or shall be deemed to be, qualified, modified or discharged by reason of any investigation or inquiry made by or on behalf of the Buyer and no information relating to the Company or to any of the Subsidiaries of which the Buyer, its agents or advisers have knowledge (whether actual, imputed or constructive), other than (in the case of the Warranties) by reason of its being Disclosed in the Disclosure Letter in accordance with this Agreement, shall prejudice any claim which the Buyer shall be entitled to bring or shall operate to reduce any amount recoverable by the Buyer under this Agreement.

6.10
The provisions of Schedule 6 shall (where relevant) apply to limit the liability of the Warrantors under the Warranties and the Tax Covenant provided that the provisions of Schedule 6 shall not apply in respect of:

6.10.1	any claim under the Fundamental Warranties; and

6.10.2	any claim arising out (or to the extent it is increased) of any fraud or fraudulent misrepresentation, intentional misrepresentation or wilful non-disclosure on the part of the Warrantors.

7.	SPECIFIC INDEMNITIES

7.1
The Warrantors irrevocably and unconditionally indemnify the Buyer (each Warrantor severally and to the extent of his Warrantor’s Proportion) immediately on demand against all direct losses, costs and liabilities (including any interest, penalties and legal costs reasonably incurred (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) suffered or incurred by the Buyer, the Company or any of the Subsidiaries arising out of or in connection with:

7.1.1
any proceedings or claim made by Intimis Limited against the Buyer or the Company for infringement of Intimis Limited’s patent registered in the UK with number GB 2,446,421 by the Company, whether such claim is commenced, brought, settled and/or decided before or after Completion;

7.1.2
any costs order made against the Company in connection with the claim made by the Company against the Knowledge Exchange Group for recovery of a debt arising as a consequence of the claim and/or failure by the Company prior to Completion to comply with the Practice Direction on Pre-Action Conduct and Protocols;

7.1.3	any proceedings or claim made by Carter Backer Winter against the Company for payment of a success arising as a consequence of the sale of the Company to the Buyer;

7.1.4	any proceedings or claim made by Network After Work against Adestra Inc for breach of contract in response to a request from Adestra, Inc. for payment from Network After Work; and

7.1.5
(a) any proceedings, claim or allegation brought by a data subject, (b) any investigation, enforcement action or fine brought by the UK Information Commissioner’s Office, or any other data protection supervisory authority, or (c) any proceedings, claim or allegation brought by Majestic Wine Warehouses Ltd, or any of its Group Companies, against the Buyer or the Company related to, or in connection with, a breach of data protection and/or privacy laws in the provision of services by the Company to Majestic Wine Warehouses Ltd, or any of its Group Companies,

(together the “Indemnities”).

7.2
If a payment due from the Sellers to the Buyer under the Indemnities is subject to tax (whether by way of direct assessment or withholding at its source), the Buyer shall be entitled to receive from the Sellers such amounts as will ensure that the net receipt, after tax, to the Buyer in respect of the payment is the same as it would have been were the payment not subject to tax, noting however that the Sellers shall not be liable for any recoverable VAT.

7.3	Any claim under those Indemnities set out in clauses 7.1.1 and 7.1.5 shall be made in writing by the Buyer to the Warrantors on or prior to the third anniversary of the Completion Date.

7.4	Any claim under those Indemnities set out in clauses 7.1.2 to 7.1.4 shall be made in writing by the Buyer to the Warrantors on or prior to the second anniversary of the Completion Date.

8.	RESTRICTIONS ON THE COVENANTORS

8.1
The provisions of this Clause 8 are made with the intention of assuring to the Buyer and each of its Group Companies following Completion the full benefit and value of the goodwill, confidential information and connections of the Company and the Subsidiaries and as a constituent part of the agreement for the sale of the Shares. Accordingly each of the Covenantors agrees that the restrictions contained in this Clause 7 are reasonable and necessary for the protection of the legitimate interests of the Buyer and that the restrictions do not work harshly on him.

8.2
Each of the Covenantors covenants with the Buyer and each of its Group Companies following the Completion Date that for the period of two years following the Completion Date, save with the prior written consent of the Buyer, he will not directly or indirectly on his own behalf or on behalf of any other person:

8.2.1
in competition with the Company or any of the Subsidiaries deal with, seek employment or engagement with, or be employed or engaged by or be a director or consultant to, work on any account of, or be in any way interested in or connected with any business which competes with any business carried on by the Company or any of the Subsidiaries at Completion in which that Covenantor has at any time during the period of 12 months ending on the Completion Date been involved for the purpose of providing services the same as or similar to those he provided to the Company or any of the Subsidiaries, provided always that this Clause shall not prevent a Covenantor from being interested as a holder or beneficial owner solely for investment purposes of less than three per cent of any securities of any company whose securities are listed or quoted on any recognised investment exchange in the United Kingdom;

8.2.2
deal with, seek employment or engagement with, be employed or engaged by, engage in business with or work on any account or business of any client of the Company or any of the Subsidiaries for the purpose of providing that client with services which are the same as or similar to any services which he was involved in providing to that client at any time in the 12 months preceding the Completion Date;

8.2.3	solicit business from any client of the Company or any of the Subsidiaries for the purpose of providing to that client services which are the same as or similar to those which he has been involved in providing to that client at any time in the 12 months preceding the Completion Date;

8.2.4	deliberately interfere with contractual or other trade relations between the Company or any of the Subsidiaries and any of its or their respective clients;

8.2.5	deliberately interfere with contractual or other trade relations between the Company or any of the Subsidiaries and any of its or their respective suppliers;

8.2.6
solicit the services of, endeavour to entice away from the Company or any of the Subsidiaries or knowingly assist in, or procure, the employment by any other person of any director or senior or managerial employee or consultant of the Company or any of the Subsidiaries known personally to him (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company);

8.2.7
save as required by applicable law or regulation, he will not communicate or divulge to any person or make use of and shall use his best endeavours to prevent the publication, disclosure or unauthorised use of any Confidential Information concerning the business, finances or affairs of the Company or of any of the Subsidiaries or of any of their respective clients or suppliers;

8.2.8
save as required by applicable law or regulation, he will not communicate or divulge to any person or make use of and shall use his best endeavours to prevent the publication, disclosure or unauthorised use of any Technical Confidential Information concerning the business, finances or affairs of the Company or of any of the Subsidiaries or of any of their respective clients or suppliers;

8.2.9
he will not, for so long as it is used or registered in the name of the Company or any of its Group Companies, use or apply to register on any public register any trade, business or domain name or e-mail address used by the Company or any of the Subsidiaries during the period of two years preceding the Completion Date (including “Adestra”, “Messagefocus” and “Software and a service” (whether alone or in conjunction with other names)) or any name similar to those names or addresses or likely to be confused with them.

8.3
If any of the restrictions in Clause 7 is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective.

8.4
The restrictions contained in each sub-clause of Clause 7 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.

9.	RELEASE BY SELLERS

9.1
Each of the Sellers confirms that he has no claim (whether in respect of any breach of contract, compensation for loss of office or monies due to him or on any account whatsoever) outstanding against the Company or any Subsidiary or against any of the shareholders, directors, officers, employees or professional advisers of the Company or any Subsidiary and that no agreement or arrangement (including any contract of employment) is outstanding under which the Company or any Subsidiary or any of such persons has or could have any obligation of any kind to him, except:

9.1.1	as may arise under the terms of this Agreement;

9.1.2	in the case of certain Sellers, the contracts of employment or service agreements of such Sellers with the Company or the Subsidiaries (as the case may be);

9.1.3
in relation to the accrual of any remuneration (of any kind, including salary, commission, bonus payments and pension contributions) to the relevant Sellers in accordance with their contracts of employment or service agreements, in each case in respect of the latest relevant remuneration period; and

9.1.4
any amounts due to any of the relevant Sellers in respect of the reimbursement of expenses in accordance with the terms of their contract of employment or service agreements and the Company or Subsidiaries' expenses policy.

9.2
To the extent that any such claim or obligation exists or may exist, each of the Sellers irrevocably and unconditionally waives such claim or obligation and releases the Company and each Subsidiary and any such other persons from any liability whatsoever in respect of such claim or obligation.

9.3
The Company, the Subsidiaries and any shareholder, director, officer, employee or professional adviser of the Company or any Subsidiary may enforce the terms of Clauses 9.1 and 9.2 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided always that, as a condition thereto, any such third party shall:

9.3.1	obtain the prior written consent of the Buyer; and

9.3.2	not be entitled to assign its rights under this Clause 9.

10.	MATTERS FOLLOWING COMPLETION

10.1
The Sellers shall following Completion forthwith send to the Buyer all papers, books, accounts and other records relating wholly to the Company or to the Subsidiaries, which are not required to be delivered under Schedule 4 and which are not kept at any of the Properties.

11.	TAXATION
The provisions of Schedule 9 shall have effect.

12.	ANNOUNCEMENTS AND CONFIDENTIALITY

12.1
Subject to the provisions of Clauses 12.2 to 11.4, no Party shall issue any press release or publish any circular to shareholders or any other public document or make any statement or disclosure to any person who is not a Party (including any document, statement or disclosure published, issued or made by the Sellers or any of them to any supplier to or client of the Company or any of the Subsidiaries) in each case relating to this Agreement, its terms or the matters contained in it, without obtaining the prior written approval of the Buyer, the Institutional Seller and the Sellers’ Representative to its contents and the manner and extent of its presentation and publication or disclosure (such approval not to be unreasonably withheld or delayed or made subject to unreasonable conditions).

12.2	The provisions of Clause 12.1 do not apply to:

12.2.1	any announcement relating to or connected with or arising out of this Agreement required to be made by the Buyer or the Sellers:

(a)	by virtue of the regulations of the US Securities and Exchange Commission; or

(b)	by any court or governmental or administrative authority competent to require the same; or

(c)	by any applicable law or regulation; or

12.2.2
any statement or disclosure made in good faith by the Sellers, the Buyer, the Company or any of the Subsidiaries after Completion for its legitimate corporate purposes, including in connection with any civil, criminal, regulatory or arbitration proceedings in any jurisdiction brought or threatened by or against it in relation to the Agreement, the documents in the Agreed Form and any other documents referred to in it or them;

12.2.3
any document, statement or disclosure published, issued or made by the Buyer, the Company or any of the Subsidiaries after Completion to any supplier to or client of the Company or of any of the Subsidiaries;

12.2.4	any disclosure made by a Party to its professional advisers, provided that such disclosure is made under obligations of confidentiality;

12.2.5	any document, statement or disclosure made by the Buyer after Completion to any person to whom it proposes to assign its rights under this Agreement or who is otherwise contemplated by Clause 13; and

12.2.6	any disclosure made to a Tax Authority in connection with the Tax affairs of the disclosing party.

12.3
The Institutional Seller shall be entitled to disclose Confidential Information as may be required by law or by any relevant stock exchange or other regulatory body or for tax or accounting purposes and to the following:

12.3.1	any shareholder of BGF Group Limited;

12.3.2	any member of the BGF Group and any of their respective officers, employees, agents or advisers whose position makes it necessary or desirable to know that information, provided that in each case BGF ensures that the Confidential Information remains confidential and that, to the extent lawfully permitted, the Institutional Seller notifies the Buyer of such disclosure.

12.4
The Parties hereby acknowledge and agree that the Institutional Seller shall be permitted to list, attach, append, refer to or otherwise use details of the name and logo of the Company or of any other member of the Group, the nature of the business of the Group, the fact of the Institutional Seller's investment in the Group and details of the advisers to the parties to this Agreement in or to any marketing or publicity material (including on the website of the Institutional Seller).

13.	ASSIGNMENT

13.1
Subject to this Clause 13, this Agreement shall be binding upon and enure for the benefit of the successors and assignees of the Parties including, in the case of individuals, their respective estates after their deaths and, subject to any succession or assignment permitted by this Agreement, any such successor or assignee of the Parties shall in its own right be able to enforce any term of this Agreement.

13.2
Subject to Clause 13.3 and 13.4 no Party to this Agreement nor their successors and assignees shall be entitled to assign their respective rights or obligations under this Agreement without the prior written consent of the Buyer (in the case of any of the Sellers) or the Sellers' Representative and the Institutional Seller’s Representative (in the case of the Buyer).

13.3
The Buyer and its assignees may at any time (i) assign to any of its Group Companies or any lender of the Buyer or any lender to any Group Company of the Buyer and/or any administrative or collateral agent on behalf of any such lenders as collateral security (ii) transfer, (iii) charge or otherwise grant security over or assign by way of security, (iv) declare or create a trust or other interest over the Buyer’s rights under this Agreement, provided that the liability of the Sellers as a result of any of the foregoing actions shall be no more than it would have been to the Buyer had such foregoing actions not taken place.

13.4
The Institutional Seller may, at any time and on more than one occasion, assign or otherwise deal with the benefit of this Agreement to any member of the BGF Group and this Agreement shall be binding upon and shall enure for the benefit of the Institutional Seller and its successors and any assignees, save that the continuing parties’ liability to any successors or assignees shall not be greater than as if no assignment had taken place.

14.	VOTING POWER OF ATTORNEY

14.1
Each of the Sellers appoints the Buyer (acting by its directors from time to time) as his attorney (“Attorney”), with full power to exercise all rights in relation to the Sale Shares to be sold by such Seller registered in the name of that Seller as the Attorney in its absolute discretion sees fit, including but not limited to:

14.1.1
receiving notice of, attending and voting at any general meeting of the members of the Company, including meetings of the members of any particular class of member, and all or any adjournments of such meetings, or signing any resolution as registered holders of the relevant Sale Shares;

14.1.2	completing and returning proxy cards (or equivalent), consent to short notice and any other documents required to be signed by the registered holder of the relevant Sale Shares;

14.1.3
dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of the relevant Sale Shares or received in connection with the relevant Sale Shares from the Company or any other person; and

14.1.4
otherwise executing, delivering and doing all deeds, instruments and acts in the relevant Seller’s name insofar as may be done in the relevant capacity as registered holder of the relevant Sale Shares.

14.2
BGF Nominees appoints the Buyer (acting by its directors from time to time) as its attorney (“BGF Attorney”), with full power to exercise all of its rights in relation to the Sale Shares which are registered in the name of BGF Nominees, as the BGF Attorney in its absolute discretion sees fit, including but not limited to:

14.2.1
receiving notice of, attending and voting at any general meeting of the members of the Company, including meetings of the members of any particular class of member, and all or any adjournments of such meetings, or signing any resolution as registered holders of the relevant Sale Shares;

14.2.2	completing and returning proxy cards (or equivalent), consent to short notice and any other documents required to be signed by the registered holder of the relevant Sale Shares;

14.2.3
dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of the relevant Sale Shares or received in connection with the relevant Sale Shares from the Company or any other person; and

14.2.4	otherwise executing, delivering and doing all deeds, instruments and acts in the name of BGF Nominees insofar as may be done in its capacity as registered holder of the relevant Sale Shares.

15.	GENERAL

15.1
Each Party undertakes, for no further consideration or payment but at the cost and expense of the requesting Party, to sign all documents and to do all other acts as the requesting Party reasonably requires which may be necessary to give full effect to this Agreement.

15.2
Each Party shall pay the costs and expenses incurred by it in connection with the negotiation, preparation, execution and carrying into effect of this Agreement and each document referred to in it. The Sellers each agree to contribute, in their Respective Proportions, to the costs and expenses incurred on behalf of certain Sellers with the Sellers’ Solicitors, Shea & Company, Grant Thornton and Freeths in connection with the sale of the Shares, the negotiation, preparation, execution and carrying into effect of this Agreement and each document referred to in it, together with any applicable irrecoverable VAT thereon, together with an amount equal to the taxation to be paid by the Company in respect of the exercise of the Unapproved Options, which in aggregate amount to £1,356,000 inclusive of VAT (“Sellers’ Deal Costs Amount”). Each of the Sellers hereby directs the Buyer to pay an amount equal to their Respective Proportion of the Sellers’ Deal Costs Amount to the Sellers’ Solicitors Account in satisfaction of their obligation under this Clause 15.2.

15.3	This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.

15.4
Unless expressly provided otherwise, all representations, warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by more than one person are made, given or entered into severally.

15.5	The rights of each Party under this Agreement:

15.5.1	may be exercised as often as necessary;

15.5.2	are cumulative and not exclusive of rights or remedies provided by law; and

15.5.3	may be delayed, released or waived only in writing and specifically.

15.6	Delay in the exercise or non-exercise of any right or remedy provided by this Agreement or by law is not a waiver of that right or remedy.

15.7
A waiver of a breach of any of the terms of this Agreement or a default under this Agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement.

15.8	Any amendment of this Agreement shall not be binding on the Parties unless set out in writing, expressed to amend this Agreement and signed by authorised representatives of each of the Parties.

15.9
The provisions contained in each Clause and paragraph of this Agreement shall be enforceable independently of each of the others and their validity or enforceability shall not be affected if any of the others is invalid or unenforceable by reason of any provision of applicable law.

15.10
If any provision is invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or modified, the provision in question shall apply with such modification as may be necessary to make it valid and enforceable.

15.11
This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, each of which, when executed and delivered, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) shall be effective as delivery of a manually executed original counterpart of this Agreement.

15.12
The Parties agree that, subject always to and save as expressly provided in the provisions of this Clause 15.12, Clause 6.6 (third party exclusion from Warranty claims), Clause 7 (restrictive covenants for the benefit of Group Companies of the Buyer), Clause 9 (release by Sellers for the benefit of third parties), Clause 13 (Assignment) and paragraph 10 of Schedule 9 (Buyer’s Covenant):

15.12.1	no term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party; and

15.12.2
notwithstanding that any term of this Agreement may be or become enforceable by a third party, the terms of this Agreement or any of them may be varied in any way or waived or this Agreement may be rescinded (in each case) without the consent of any such third party.

15.13
Each Seller (excluding the Institutional Seller) irrevocably and unconditionally appoints the Sellers' Representative (and any replacement Sellers' Representative from time to time) as his agent to negotiate, determine, agree and settle any dispute or matter between the Sellers (excluding the Institutional Seller) (or any group of them) and the Buyer arising in connection with this Agreement where this Agreement confers such responsibility on Sellers' Representative.

15.14
The Sellers' Representative shall act in good faith in accordance with what he reasonably believes to be in the best interests of the relevant Sellers (generally and not individually) when exercising any power or authority conferred on him in connection with such role.

16.	NOTICES

16.1
Any notice or other communication to be given under this Agreement to the Buyer, the Sellers or the Institutional Seller shall be in writing and shall delivered personally or sent by post or email to the Party to be served at its address set out below:

16.1.1	to the Buyer at:
401 Congress Avenue
Suite 1850
Austin
TX 78701

Email Address: kgill@uplandsoftware.com
Marked for the attention of: General Counsel
With a copy to:
Pillsbury Winthrop Shaw Pittman LLP
401 Congress Avenue
Suite 1700
Austin
TX 78701

16.1.2	to the Sellers’ Representative at:
Wheatlands Cottage
Wheatlands Lane
Newbury
Berkshire
RG14 6RE
Email Address: brad.shore@adestra.com
Marked for the attention of: Bradley Shore

16.1.3	to the Institutional Seller’s Representative at:
Nether Doyley
Hurstbourne Tarrant
Andover
SP11 0DW
Marked for the attention of: Peter Opperman
With a copy to:
BGF Investment Management Limited
13-15 York Buildings

London
WC2N 6JU
Marked for the attention of: the Chief Operating Officer
or at any other address or email address or to any other addressee as it may have notified to the other Parties in accordance with this Clause 16.1. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post (if within the United Kingdom) or be prepaid/signed for airmail (if elsewhere).

16.2	Any such notice shall be deemed to have been received:

16.2.1	if delivered personally, at the time of delivery;

16.2.2	in the case of first class recorded delivery, 24 hours from the date of posting;

16.2.3	in the case of airmail, five days from the date of posting; and

16.2.4	in the case of email, at the time of delivery,
provided that if deemed receipt occurs before 9 am on a Business Day the notice shall be deemed to have been received at 9 am on that day, and if deemed receipt occurs after 5 pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 am on the next Business Day. For the purpose of this Clause, “Business Day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

16.3
In proving service of a notice or document it shall be sufficient to prove that delivery was made and recorded or that the facsimile message was properly addressed and despatched or that an email address was properly addressed and despatched and the sender did not receive notification of a failure to deliver, as the case may be.

17.	ENTIRE AGREEMENT

17.1
For the purposes of this Clause, “Pre-Contractual Statement” means any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the subject matter of this Agreement other than as expressly set out in this Agreement.

17.2
The Parties confirm that this Agreement and any document in the Agreed Form, represents the entire understanding, and constitutes the entire agreement of the Parties in relation to its subject matter and its terms and supersedes any previous agreement between the Parties relating to the subject matter or the terms of this Agreement.

17.3	Each of the Parties acknowledges and agrees that in entering into this Agreement it does not rely on any Pre-Contractual Statement.

17.4
Each of the Parties acknowledges and agrees that the only remedy available to it for breach of this Agreement shall be for breach of contract and it shall have no right of action against any other Party in respect of any Pre-Contractual Statement.

17.5	This Clause 17 shall exclude liability for misrepresentation save that it shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

18.	GOVERNING LAW AND JURISDICTION

18.1
This Agreement and any non-contractual obligations arising out of or in connection with this Agreement (including its formation) is governed by and shall be construed in accordance with the law of England and Wales.

18.2
Each Party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England over any claim, dispute or controversy (whether contractual or non-contractual) arising under or in connection with this Agreement or the legal relationships established by this Agreement (including its formation).

18.3
Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

Signed on the date set out at the head of this Agreement.

Schedule 5
Warranties

1.	DISCLOSED INFORMATION

1.1	The facts set out in the Introduction and in Schedule 2 and Schedule 3 are true and accurate in all material respects.

1.2
Each Warrantor has disclosed to the Buyer the existence and terms of any warranty and indemnity insurance cover or cover or indemnity providing protection of a similar nature relating to the subject matter of this Agreement.

2.	THE SELLERS

2.1	The execution and delivery of this Agreement, and any of the Agreed Form documents to be executed, by the Sellers and the performance of and compliance with its terms and provisions will not:

2.1.1
conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which any of them or the Company is a party or by which any of them or the Company is bound or of the articles of association of the Company;

2.1.2	conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court or agency; or

2.1.3
cause the Company to lose the benefit of any material right or privilege it presently enjoys or cause any person who normally does business with the Company not to continue to do so on the same basis or cause any officer or senior employee to leave and, so far as the Warrantors are aware, the attitude or actions of customers, suppliers, employees and other persons with regard to the Company will not be prejudicially affected thereby.

2.2	There is not outstanding, and there has not at any time during the six years ending on the date of this Agreement been outstanding, any agreement or arrangement to which the Company is a party and in which any Seller, any person beneficially interested in the Company’s share capital, any director of the Company or any person connected with any of them is or has been interested, whether directly or indirectly.

3.	CONSEQUENCES OF SALE OF THE SHARES

3.1	The Company is not a party to any agreement or bound by any obligation the terms of which will prevent the Buyer from enjoying the full benefit of this Agreement.

3.2
There are no agreements concerning the Company or its business which, so far as the Warrantors are aware will or are likely to be terminated or the terms of which will or are likely to be in any material and adverse way be varied as a result of compliance with the terms of this Agreement or a change in the control of the Company.

3.3
Neither the acquisition of the Shares by the Buyer nor compliance with the terms of this Agreement will entitle any person to receive from the Company or any Subsidiary any finder’s fee, royalty, brokerage or commission.

4.	THE SHARES AND THE COMPANY

4.1
The Shares comprise the whole of the issued share capital of the Company and there are no shares in the capital of the Company allotted but not issued. All of the Shares are fully paid or credited as fully paid.

4.2
Save only as provided in this Agreement, there are no agreements or arrangements in force which call for the present or future creation, allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer, redemption or repayment of, any share or loan capital of the Company (including by way of option or under any right of conversion or pre-emption).

4.3	The Company does not have, and never has had, any subsidiaries or subsidiary undertakings apart from the Subsidiaries.

4.4	The Company is the legal and beneficial owner of the entire issued share capital of each of the Subsidiaries, free from all Encumbrances.

4.5	The Company has no associated companies as defined in FRS9.

4.6	Each Subsidiary is a trading company.

4.7	The Company has no branch, agency, place of business or permanent establishment outside the United Kingdom.

4.8
The latest copy of the articles of association of the Company filed with the Registrar of Companies and available for inspection on the date of this Agreement are true and complete and sets out in full the rights and restrictions attaching to each class of the Company’s share capital.

4.9
The statutory books (including all registers and minute books) of the Company have been properly kept and contain a complete and accurate record of the matters which should be dealt with in them and no notice or allegation that any of them is incorrect or should be rectified has been received by the Company.

4.10
Neither the Company nor any class of its members has during the period of three years ending on the date of this Agreement passed any resolution (other than resolutions relating to business at annual general meetings which was not special business).

4.11
All returns, particulars, resolutions and other documents required under the Companies Legislation and all other legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been duly and properly made and delivered.

5.	INSOLVENCY

5.1
No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator or manager to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of considering the winding up of the Company.

5.2	No administration order has been made and no petition for such an order has been presented in respect of the Company.

5.3
No receiver, administrator or manager (which expression shall include an administrative receiver) has been appointed in respect of all or any of the assets of the Company, nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any assets of the Company become exercisable.

5.4
No voluntary arrangement under Insolvency Act 1986 section 1 or scheme of arrangement under Companies Act 2006 Part 26, the Corporations Act 2001 (Cth) or other compromise or arrangement in respect of the Company’s creditors generally, or any class of them, has been proposed or adopted.

5.5	No moratorium under Insolvency Act 1986 section 1A or the Corporations Act 2001 (Cth) has been proposed or is in force in respect of the Company.

5.6
The Company is not and has not admitted itself to be unable to pay its debts as they fall due, nor has it failed to pay its debts when due (otherwise than by reason of a bona fide dispute as to their amount or enforceability), nor is the Company otherwise liable to be found unable to pay its debts within the meaning of Insolvency Act 1986 section 123 or the Corporations Act 2001 (Cth).

5.7	No statutory demand has been served on the Company which has not been paid in full or been withdrawn.

5.8
The Company has not been a party to any transaction at an undervalue as defined in Insolvency Act 1986 section 238 nor has it given or received any preference as defined in Insolvency Act 1986 section 239, in either case within the period of two years ending on the date of this Agreement, nor has the Company at any time been party to any transaction defrauding creditors as defined in Insolvency Act 1986 section 423.

5.9	No loan capital, borrowings or interest is overdue for payment by the Company and no other material obligation or indebtedness of the Company is overdue for performance or payment.

5.10	So far as the Warrantors are aware, no creditor of the Company has taken steps to enforce any debt or other sum owed by the Company, whether by legal proceedings,

the exercise of a lien, power of distraint, sequestration, recovery of possession or otherwise (where such debt or sum remains unpaid).

5.11	No unsatisfied judgment is outstanding against the Company.

5.12	The Company has not suspended or ceased or threatened to suspend or cease to carry on all or a material part of its business.

5.13	No event analogous to any of the foregoing has occurred in or outside England.

6.	COMPLIANCE WITH LAWS AND REGULATION

6.1
The Company is entitled to carry on the business now carried on by it without conflict with any valid right of any person, firm or company and the Company has conducted its business in accordance with all applicable laws and regulations of the United Kingdom or any foreign country and there is no violation of, or default with respect to, any settlement agreement, statue, regulation, order, decree or judgment of any court or any governmental agency of the United Kingdom or any foreign country which may have a material adverse effect upon the assets or business of the Company.

6.2
All necessary licences, consents, permits and authorisations (public or private) have been obtained by the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licences, consents, permits and authorisations are valid and subsisting and the Warrantors know of no reason why any of them should be suspended, cancelled or revoked.

6.3
Neither the Company, nor any person for whose acts or defaults the Company is vicariously liable, is subject to any outstanding order, decree or court stipulation or involved in any civil, criminal, administrative, regulatory or arbitration proceedings or any form of mediation or dispute resolution procedure.

6.4
No such order, decree, stipulation, proceedings or procedure as is referred to in paragraph 6.3 are pending or threatened by or against the Company or any such person and, so far as the Warrantors are aware, there are no facts or circumstances which are likely to lead to any such order, decree, stipulation, proceedings or procedure and no person or authority has made any statement suggesting that he or it might initiate such order, decree, stipulation, proceedings or procedure.

6.5	The Company has at all times conducted its business in accordance with Anti-Corruption Laws and the Anti-Terrorism and Anti-Money Laundering Laws and there is no, and has never been any:

6.5.1	violation of or default;

6.5.2	order, decree or judgment of any court or any governmental agency; or

6.5.3	enquiry, investigation, reference, notification, proceeding, report or decision
(in each case) whether in the United Kingdom or elsewhere, with respect to any such laws, regulations or conventions in relation to the assets or business of the Company or any of its officers, employees or agents.

7.	THE ACCOUNTS AND ACCOUNTING RECORDS

7.1	The Accounts:

7.1.1	comply in all material respects with the requirements of the Companies Legislation;

7.1.2
have been prepared in accordance with UK Accounting Standards and applicable law (UK Generally Accepted Accounting Practice) including FRS102 and using bases, practices, methods and estimation techniques consistent with those used in preceding accounting periods;

7.1.3	show a true and fair view of the state of affairs of the Company as at the Accounts Date and of its profit or loss for the financial year ended on that date;

7.1.4	save as expressly disclosed in the Accounts, are not affected by any exceptional or non‑recurring items;

7.1.5
fully disclose all the assets and liabilities (whether ascertained, contingent or otherwise and whether or not quantified or disputed) of the Company as at the Accounts Date and make proper provision and/or reserve for all such liabilities; and

7.1.6	fully disclose all financial commitments in existence as at the Accounts Date.

7.2	The accounting records of the Company:

7.2.1	have at all times been fully, properly and accurately kept and completed and contain due and accurate records of all matters required by law to be entered in them; and

7.2.2	contain or reflect no material inaccuracies or discrepancies of any kind.

7.3	The Management Accounts have been properly prepared in a manner consistent with that adopted in the preparation of the Accounts.

7.4
Having regard to the purpose for which the Management Accounts have been prepared, they are not misleading and do not overstate the assets or understate the liabilities and do not overstate the profits or understate the losses of the Company in respect of the date or period to which they relate in any material way.

8.	BUSINESS SINCE THE ACCOUNTS DATE
Since the Accounts Date:

8.1
the Company has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts which is not in the ordinary course of its business and without any interruption or alteration in the nature, scope or manner of its business;

8.2	the Company has not borrowed or raised any money or taken any financial facility;

8.3	the Company has paid its creditors within the times agreed with such creditors;

8.4	there has been no change in the manner or time of issue of invoices or the collection of debts;

8.5	the Company has not entered into, or agreed to enter into, any capital commitment in excess of £50,000 nor has it disposed of or realised any capital assets;

8.6	no share or loan capital has been allotted or issued or agreed to be allotted or issued by the Company;

8.7
no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital or preference capital of the Company has been repaid in whole or part or has become liable to be repaid; and

8.8
the Company has not offered or agreed to offer price reductions or discounts or allowances on sales of goods or services, nor provided them or agreed to provide them at less than cost, to an extent which may materially affect the profitability of the Company.

9.	DEBTS
So far as the Warrantors are aware, the amount of all debts recorded in the Accounts or (in the case of an amount arising after the Accounts Date) the books of the Company as being due to the Company (less the amount of any specific provision or reserve for such debts made in the Accounts) will be received in full in the ordinary course of business and in any event not later than three months after the Completion Date and none of those debts is subject to any counter‑claim or set‑off.

10.	FINANCIAL ARRANGEMENTS

10.1
The Company has no borrowings, and has not agreed to create any borrowings, from its bankers or any other source and, in respect of borrowings disclosed in the Disclosure Letter, the Company has not exceeded any limitation on its borrowing contained in its articles of association or in any debenture or loan stock deed or other instrument.

10.2	There is no Encumbrance (other than a lien arising by operation of law in the ordinary course of business) over or affecting the whole or any part of the undertaking or assets of the Company.

10.3	No part of the borrowings or loan capital of the Company is dependent on the guarantee or indemnity of or security provided by any other person.

10.4	No person apart from the Company has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.

10.5	There are no debts owing by the Company, other than debts which have arisen in the ordinary course of business.

10.6
The Company is not, and has not been, engaged in any arrangements (including arrangements which would be required to be disclosed under Companies Act 2006 section 410A) which involve the raising or provision of finance and under which the Company is or might become liable to repay borrowings or other liabilities in the nature of indebtedness, in any such case where such arrangements or liabilities are not properly shown or reflected in the Accounts.

10.7
The Company is not under any obligation to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnity against the consequences of default in the payment of, or otherwise to be responsible for, any indebtedness of any other person.

10.8	During the period of six years ending on the date of this Agreement, the Company has not applied for or received any grant or allowance from any authority or agency.

10.9
The Company has not made any political donation to any political party or to any other political organisation or to any independent election candidate, nor has it incurred any political expenditure, in any such case either since the Accounts Date or in the year preceding the Accounts Date and it is not under any commitment to do so.

11.	TRADING ARRANGEMENTS

11.1	During the period of 24 months prior to the Completion Date:

11.1.1	no major or substantial client or supplier of all or any of the Company’s services or requirements has ceased trading with the Company;

11.1.2	no major or substantial client has significantly reduced its orders for all or any of the services of the Company;

11.1.3
there has been no substantial change (apart from normal price changes) in the basis or terms on which any major or substantial client is prepared to enter into contracts or do business with the Company, and no such cessation, reduction, loss or change has been threatened or so far as the Warrantors are aware, is anticipated whether as a result of Completion or otherwise.
For the purposes of this paragraph 11:
“major or substantial” means any person purchasing services from the Company in excess of £50,000 in any of the three financial years prior to the Accounts Date (in the case of a client) or with whom the Company has spent in excess of £50,000 in any of the three financial years prior to the Accounts Date (in the case of a supplier), in each case converting any foreign currency at the rates used in preparing the annual accounts in any such financial years; and
“significantly reduced” means any reduction in the percentage of orders placed by such customer in a financial year by more than 20% relative to the number of orders placed by such customer in the preceding financial year.

11.2
Neither in the financial period ending on the Accounts Date nor in the period since then has any person (together with other persons connected with him), purchased from, or sold to, the Company more than ten per cent of the aggregate amount of all sales or purchases made by the Company during such period.

11.3
The Company has no agreement or arrangement with any client who accounts for over one per cent. of the combined turnover of the Company and the Subsidiaries on terms which are materially different from the Company’s standard terms of business, a copy of which is included in the Disclosed Materials.

11.4	So far as the Warrantors are aware, the Company has not supplied any services which are or were or will become in any material respect faulty or defective or which do not comply with any warranties or representations expressly or impliedly made by the Company or with any applicable regulations, standards and requirements.

11.5
There is in force no power of attorney or other authority (express, implied or ostensible) given by the Company to any person to enter into any contract or commitment on its behalf other than to its employees and contractors to enter into routine trading contracts in the usual course of their duties.

11.6
The Company has not appointed any agent or distributor or granted any licences carrying the right to grant sub-licences to third parties in respect of any of its products or services in any part of the world.

12.	LIABILITIES AND COMMITMENTS

12.1	The Company is not a party to or subject to any material agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

12.1.1	is (in the case of a contract with a customer) incapable of complete performance in accordance with its terms within twenty-four (24) months after the date on which it was entered into or undertaken;

12.1.2	is (in the case of a contract with a supplier) incapable of complete performance in accordance with its terms within six (6) months after the date on which it was entered into or undertaken;

12.1.3	is likely to result in a loss to the Company on completion of performance;

12.1.4	cannot readily be fulfilled or performed by the Company on time without unusual expenditure of money and effort;

12.1.5	may be terminated or cease to be performed by any counterparty for convenience without notice or by giving three months’ notice or less;

12.1.6	involves or is likely to involve obligations, restrictions or expenditure of an unusual, onerous or exceptional nature;

12.1.7
involves or is likely to involve the supply of goods or services by or to the Company the aggregate sales value of which will represent more than five per cent. of the turnover of the Company for its last financial year;

12.1.8	requires the Company to pay any, finders’ fee, royalty or commission;

12.1.9	in any way restricts the Company’s freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;

12.1.10	is an agreement or arrangement otherwise than by way of bargain at arm’s length; or

12.1.11	is in any way otherwise than in the ordinary and proper course of the Company’s business.

12.2
Neither the Company nor, so far as the Warrantors are aware, any other party to any agreement with the Company is in default under any such agreement nor (so far as the Warrantors are aware) are there any circumstances likely to give rise to such a default and none of the Warrantors are aware of the invalidity of or grounds for rescission, avoidance or repudiation of any of such agreements or any written allegation of such a thing, and the Company has not received written notice of any intention to terminate any of such agreements.

12.3
The Company is not a party to, nor have its profits or financial position since the Accounts Date been materially affected by, any agreement or arrangement which is not entirely of an arm’s length nature.

12.4	No offer, tender or the like of at least £25,000 is outstanding which is capable of being converted into any obligation of the Company by an acceptance or other act of some other person.

12.5
So far as the Warrantors are aware, the Company has not entered into any indemnity, guarantee or covenant under which the Company has agreed to pay or discharge any other person’s liability to Tax (or any amount equivalent to Tax).

13.	INSURANCES

13.1
The Company has at all material times insured its assets to their full replacement or reinvestment value by valid insurances containing no special or unusual terms or conditions against all the risks (including in the case of let property for three years’ loss of rent) against which it is normal or prudent to insure.

13.2
The Company has paid all premiums due and has not done or omitted to do anything the doing or omission of which would make any such policy of insurance void or voidable or would or might result in an increase in the rate of premiums payable under any such policy and the Company has neither received notice of any increase in premium or of change in the terms of cover under any of such policies nor of the withdrawal (in whole or in part) of cover in respect of any of such policies.

13.3	Where any of the Properties which are leasehold are insured by the landlord under the relevant lease, the interest of the Company is noted on the insurance policy.

13.4	Folder 08.24 of the Data Room contains all insurance policies held by the Company or in which it has an interest.

13.5	No claim exceeding £25,000 is outstanding under any of the policies referred to in paragraph 13.4 and no fact or circumstance exists which might give rise to a claim under any of those policies.

14.	ASSETS

14.1	All material assets included in the Accounts or acquired after the Accounts Date as well as all the assets used in the Company’s business:

14.1.1	are legally and beneficially owned by the Company free from any mortgage, charge, lien or other encumbrance;

14.1.2	are not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms; and

14.1.3	are in the possession or under the control of the Company,

except for trading stock sold by the Company in the ordinary course of its day to day business or for trading stock acquired subject to retention or reservation of title by the supplier or manufacturer of such trading stock as disclosed in the Disclosure Letter.

14.2
In respect of any of the items referred to in paragraph 14.1 which are held under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms, there has been no default by the Company in the performance or observance of any of the provisions of such agreements.

15.	DATA PROTECTION

15.1	The Company has at all times complied with the Data Protection Laws in all respects.

15.2	The Company has:

15.2.1
introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention, deletion and security of Personal Data processed by the Company, and implemented regular staff training, audits or other documented mechanisms to ensure and monitor compliance with such policies and procedures;

15.2.2
introduced and maintained complete and up-to-date records of all processing activities carried out by it as required by Article 30 of the GDPR, copies of which are included in the Data Room at document number 05.14.01;

15.2.3	appointed a data protection officer if required to do so under the GDPR, and details of such appointment are set out in the Disclosure Letter;

15.2.4	carried out and maintained complete, accurate and up-to-date records of, all data protection impact assessments required by the GDPR;

15.2.5	issued appropriate privacy notices to data subjects whose Personal Data the Company processes as a Controller which comply with all applicable requirements of the Data Protection Laws;

15.2.6	introduced and maintained appropriate consent mechanisms where required by the Data Protection Laws where cookies and other online tracking devices are used by the Company;

15.2.7
implemented appropriate technical and organisational measures to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, any Personal Data processed by the Company and ensures a level of security appropriate to the risk represented by the processing and the nature of the Personal Data to be protected; and

15.2.8	put in place an adequate data breach response plan that enables the Company to comply with the related requirements of the Data Protection Laws, details of which are set out in the Disclosure Letter.

15.3	The Company has, where required by Data Protection Laws, obtained valid consents from individuals to whom it sends direct marketing communications on its own behalf.

15.4	The Company has:

15.4.1
undertaken appropriate due diligence on any third party with access to Personal Data processed by the Company (save where such third party is a Controller of such Personal Data), including (without limitation) requirements for employee background checks and ongoing training;

15.4.2
implemented technical and organisational measures to minimise and secure any Personal Data accessed by each third party appointed by the Company to process Personal Data (save where such third party is a Controller of such Personal Data); and

15.4.3
where required by the GDPR, an agreement in place with each third party appointed by the Company to process Personal Data (copies of which are included in the Disclosure Letter) which, where required by the GDPR, incorporate the terms stipulated by Article 28 of the GDPR and any contractual provisions required by any customer of the Company who is a Controller of the Personal Data.

15.5	To the extent required by Data Protection Laws applicable to the Australian subsidiary, the Australian subsidiary has appropriate provisions in its contracts with:

15.5.1	its customers requiring the customer to comply with its obligations in the Privacy Act 1988 (Cth) or Spam Act 2001 (Cth); and

15.5.2
its suppliers requiring the suppliers to (i) secure ‘personal information’ (as that term is defined under Data Protection Laws applicable to the Australian subsidiary) it receives from the Australian subsidiary or its customers, in accordance with applicable Data Protection Laws, (ii) inform and cooperate with Company or its customers in the event there is a Data Breach, and (iii) comply with its obligations in the Privacy Act 1988 (Cth) or Spam Act 2001 (Cth).

15.6
The Company has not disclosed or transferred any Personal Data outside the European Economic Area without a valid legal basis for such transfer under Chapter V of the GDPR, and/or in breach of any contractual provisions contained in any contract or standard terms between the Company and a customer of the Company who is a Controller of the Personal Data.

15.7
No data subject requests have been received by the Company from data subjects in the six months leading up to the Completion Date whose Personal Data the Company processes as a Controller, including any requests for access to their Personal Data, the cessation of specified processing activities or the rectification or erasure of their Personal Data, in each case in accordance with the requirements of the Data Protection Laws. No data subject requests are outstanding at the Completion Date, whether or not received during the period of six months leading up to the Completion Date. The Company has not received any claims or complaints under the Data Protection Laws from data subjects whose Personal Data is processed by the Company, and so far as the Warrantors are aware no fact or circumstance exists which might give rise to any such claim or complaint.

15.8
The Company has not received any written notice, request, correspondence or communication from any Supervisory Authority, and has not been subject to any enforcement action (including any fine or other sanction), in each case for breach or alleged breach of the Data Protection Laws and so far as the Warrantors are aware no fact or circumstance exists which might give rise to any such notice, request, correspondence, communication or enforcement action.

15.9
Neither the Company nor, so far as the Warrantors are aware, any of the Processors appointed by the Company have suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any Personal Data processed by the Company and each of the Company and, so far as the Warrantors are aware, the Processors appointed by the Company have passed all regulatory audits by Supervisory Authorities to which they have been subject.

15.10
The Company has implemented backup and disaster recovery technology consistent with industry standards and practices. The Company has policies and procedures in place designed to ensure the integrity and security of the IT Systems and Personal Data and comply in all material respects with such policies and procedures.

15.11
The Company has duly complied with all applicable notification or registration obligations and paid the appropriate level of fees or charges in respect of their processing activities, in each case as required by the Data Protection Laws.

16.	IT SYSTEMS

16.1	So far as the Warrantors are aware, all Hardware is either owned by the Company free of all encumbrances, liens, charges and other third party rights or is properly leased or licensed to the Company.

16.2
The Company has access to and use of the IT Systems as necessary to operate its business in the manner it is carried on at the Completion Date and, so far as the Warrantors are aware, there is no reason to expect that it will not continue to have such access in respect of IT Systems that are material to its business over the next 12 months from Completion. The Warrantors are not aware that maintenance for any material part of the IT Systems will cease to be provided during the next 12 months.

16.3
So far as the Warrantors are aware, the Company is and has at all times in the past been properly licensed to use all Off-the-Shelf Software used in its business which is material to the operation of such business.

16.4	Copies of all IT Contracts necessary for the Company to use the Standard Software that is material to the operation of the business of the Company are contained in the Data Room.

16.5
Appropriate escrow arrangements are in place to ensure that in the event of the insolvency of the owner of any Standard Software that is material to operation of the business of the Company, the Company will (i) be able to obtain access to the source code to such Standard Software and (ii) be permitted to maintain or procure a third party to maintain such Standard Software.

16.6	So far as the Warrantors are aware, the Bespoke Software incorporated in any software product of the Company (other than any product which is end of life):

16.6.1	was developed exclusively by employees of the Company within the course of their employment; or

16.6.2	to the extent not so developed, has been transferred (including the Intellectual Property in it) absolutely to the Company or licensed to it on terms which allow the commercialisation of such software product in accordance with the Company's business model.

16.7	The Company has in its possession or control the source code for all the Bespoke Software incorporated in any software product of the Company (other than any such product which is end of life).

16.8
The Bespoke Software incorporated in any software product of the Company (other than any such product which is end of life) does not include any “open source” software which had been made available on terms which require disclosure of the source code of the Bespoke Software to any third party.

16.9
So far as the Warrantors are aware, the Hardware and the Software have adequate capability and capacity to carry out the processing, communications and other functions for which they are used and which are required to enable the Company to carry on its business in the manner and in the places in which that business is carried on as at the Completion Date.

16.10
So far as the Warrantors are aware, the Hardware and the Software that is material to the business of the Company is in good working order, and has been regularly and properly maintained and supported. No part of the IT Systems that is material to the operation of the business of the Company:

16.10.1	has materially failed to function at any time in the 24 months prior to the Completion Date; or

16.10.2	has been subject to any material security breach in the 18 months prior to the Completion Date.

16.11
The IT Services are adequate to support the business of the Company in the manner it is operated at the Completion Date, and details of the IT Services that are material to the operation of the business of the Company in the manner it is operated at the Completion Date are Disclosed in the Disclosure Letter.

16.12	Each of the IT Contracts that is material to the operation of the business of the Company in the manner it is operated at the Completion Date is:

16.12.1	so far as the Warrantors are aware, valid and binding;

16.12.2	not the subject of a written notice to terminate it; and

16.12.3
so far as the Warrantors are aware, not the subject of any material breach or default and (so far as the Warrantors are aware) nor are there any grounds (including the events contemplated by this Agreement) for termination, rescission, avoidance or repudiation of it.

16.13
All data stored on the IT Systems that is material to the operation of the business of the Company in the manner it is operated at the Completion Date and in respect of which backup procedures are a reasonable measure, has been regularly archived in properly stored, catalogued and secure form, to which the Company has access.

16.14	The Company operates a documented procedure, a copy of which is Disclosed in the Disclosure Letter, to avoid virus infections or other extraneously and maliciously induced malfunctions and unauthorised access to the IT Systems which is appropriate to a business of its nature and size.

16.15	The IT Contracts relating to the material outsourcing arrangements of the Company as at Completion have been Disclosed.

17.	INTELLECTUAL PROPERTY

17.1	In respect of the Registered IP:

17.1.1
the Registered IP is owned absolutely in the name of the Company free of all liens, charges and encumbrances, and the Company is not obliged to grant any liens, charges or encumbrances in respect of it;

17.1.2	all documents necessary to establish the Company’s title to the Registered IP are in its possession;

17.1.3	the Sellers have no notice of any oppositions made or applications refused and have no grounds to believe any applications will be opposed or refused; and

17.1.4	all payments due and all registration and renewal formalities relating to the Registered IP are up-to-date, complete and correct.

17.2	In respect of the Unregistered IP:

17.2.1	the Unregistered IP is owned by or licensed to the Company; and

17.2.2
the Sellers have provided the Buyer with true copies of all licences and other arrangements pursuant to which Unregistered IP is licensed to the Company, and such copies contain all the terms applicable to each such licence or arrangement. So far as the Warrantors are aware, no party to any such licence or arrangement is or has been in breach of it.

17.3
The Company IP Rights (excluding any Unregistered IP which is not owned by the Company or any of its employees or contractors) that are material to the operation of the business of the Company in the manner carried on at the Completion Date:

17.3.1	are not limited in time save by statute;

17.3.2	are not subject to conditions as to use save as set out in licences disclosed pursuant to paragraph 17.2.2; and

17.3.3	so far as the Warrantors are aware, to the extent that they comprise trademarks, are not potentially subject to revocation for non-use;

17.3.4
to the extent that they relate to inventions in respect of which, as at the Completion Date, the Company has a pending patent application for (or has expressed in writing a continuing intention to apply for) protection by patent those inventions have not, so far as the Warrantors are aware been:

(a)	exploited in such a way that an order may be made under the Patents Act 1977 section 49;

(b)	disclosed in such a way as to prevent the grant of a patent.

17.4
The Sellers have provided the Buyer with true copies of all licences and other arrangements pursuant to which Company IP Rights are licensed by the Company to third parties, and such copies contain all the terms applicable to each such licence or arrangement. So far as the Warrantors are aware, no party to any such licence or arrangement is or has been in breach of it.

17.5	The Company IP Rights which were developed specifically for use by the Company:

17.5.1	have been developed exclusively by employees of the Company within the course of their employment; or

17.5.2
to the extent not so developed, have been transferred absolutely to the Company or licensed to it exclusively and irrevocably (in each case in writing) without limit of time and not subject to conditions as to use or transferability or as to payment, and any moral rights capable of being exercised in relation to them have been waived.

17.6
So far as the Warrantors are aware, the Company and the conduct of the Company’s business as conducted at the Completion Date, does not infringe, has not infringed and will not infringe the rights of any third party in relation to any Intellectual Property.

17.7
No third party has outstanding any claim against the Company based on such third party’s Intellectual Property and so far as the Warrantors are aware, there are no grounds to anticipate that there will be such claim.

17.8	So far as the Warrantors are aware, the Company IP Rights are not being and have not been infringed by any third party, and there are no grounds to anticipate that any of them will be so infringed.

17.9	So far as the Warrantors are aware, the Company has not infringed and is not infringing any such obligations of confidentially which the Company is subject to.

18.	PROPERTIES

18.1
The Properties comprise the only freehold, commonhold, leasehold, licensed or other immovable property in any part of the world in which the Company has any estate, interest or right or which are otherwise occupied or used by the Company.

18.2	The particulars of each of the Properties set out in Schedule 7 are true and accurate in all respects.

18.3	The Company is in physical possession and actual occupation of the whole of each of the Properties on an exclusive basis for the purpose of the business of the Company.

18.4	The Company has a good and valid title to the Properties in accordance with each lease as contained in folder 08.120 of the Data Room.

18.5	All necessary registrations in respect of the Properties and associated rights have been made.

18.6	The Company has in its physical possession free from any lien all the deeds and documents necessary to prove the title of the Company to the Properties and those documents are complete originals.

18.7
So far as the Warrantors are aware, the Properties enjoy all public and private rights necessary for their continued use and enjoyment for their current purpose without any restrictions as to time or manner of use.

18.8
So far as the Warrantors are aware, the Properties are not subject to any restrictive or other covenants, stipulations, restrictions or other encumbrances (whether public or private) which are onerous or of an unusual nature or which adversely affect their current use by the Company.

18.9
So far as the Warrantors are aware (having carried out no searches), there is no matter, event or thing which would be revealed by the searches and enquiries which would be carried out by a prudent Buyer of the Properties which is onerous or unusual or which adversely affects their current use by the Company.

18.10
So far as the Warrantors are aware, the current use of the Properties is their permitted or lawful use under planning legislation and so far as the Warrantors are aware, no planning permission in respect of the Properties is subject to any conditions which are onerous, unusual, temporary or personal.

18.11
So far as the Warrantors are aware, all necessary planning permissions and consents and approvals from all statutory and other competent authorities in relation to the use of the Properties by the Company and their development have been obtained and are valid and subsisting.

18.12	So far as the Warrantors are aware, the Properties are not affected by any dispute, claim, complaint or demand of any kind.

18.13
So far as the Warrantors are aware, all covenants, restrictions, stipulations and other encumbrances affecting the Properties by the Company have been fully observed and performed in all material respects and so far as the Warrantors are aware no notice of any alleged breach has been received by the Company or its predecessors in title.

18.14
All statutes, orders or regulations affecting the Properties and their use by the Company have been observed in all material respects by the Company and so far as the Warrantors are aware there are no outstanding requirements or recommendations of any competent authority.

18.15
No difficulty has been experienced in obtaining insurance for any of the Properties and the current requirements of the insurers of each of the Properties have been complied with in all material respects.

18.16
No deleterious materials or methods of construction which do not accord with currently recognised good practice have been used in the alteration of the Properties by the Company and so far as the Warrantors are aware, each is in a good state of repair and condition and will not require substantial expenditure in the foreseeable future.

18.17	In relation to the Properties which are leasehold, the Company has:

18.17.1
paid all sums due and has observed and performed the covenants and obligations on the part of the tenant and the conditions contained in the leases (none of which are onerous or unusual) and the obligations contained in any licence or other document supplemental to or granted under any of the leases in all material respects (details of which are disclosed in the Disclosure Letter); and

18.17.2	obtained all consents required in connection with the grant of the leases, including any required in connection with a change of control of the Company.

18.18
The Company has no liability (whether actual, contingent or prospective) or obligation in respect of any property whether freehold, commonhold, leasehold, licensed or occupied under an informal or undocumented arrangement in any part of the world (other than the Properties) including without limitation any liability or obligation to pay rent or rents, service, charges, insurance premiums or other monies or observe or perform covenants, obligations or conditions contained in any lease, licence, deed, agreement or other document ancillary or supplemental to a lease whether or not expressed to be so.

18.19
So far as the Warrantors are aware, the Properties are not subject to outgoings other than the uniform business rate, all utility bills including water and sewerage rates and, in the case of a property held under a lease, tenancy or licence, rent, service charge and insurance premiums and all outgoings have been paid and none are disputed.

19.	DIRECTORS, EMPLOYEES AND WORKERS

19.1
The particulars of the Directors shown in paragraph 5 of Schedule 2 and in paragraph 5 of each Part of Schedule 3 are true and complete and no person who is not named as a director in that paragraph is or is held out as a director or shadow director of the Company.

19.2
Copies of all the terms of appointment or employment for each Director of the Company (including any amendments to them) have been uploaded to the Data Room in folder 08.17, and each such appointment is compliant with Section 188 of the Companies Legislation.

19.3
The Disclosed Materials contain a document that sets out (i) the names of all of the Employees and Workers of the Company, (ii) details of all persons who are not Workers and who are providing services to the Company; and (iii) the following principal terms of the employment or engagement for each such person, including:

19.3.1	the name of the company which employs or engages them;

19.3.2
their current remuneration (including any entitlement to salary, fees, benefits, commission, bonus, allowances, premiums, performance-related pay, benefits in kind, whether contractual or discretionary, and whether provided for the benefit of the Employer or Worker or for the benefit of their dependants);

19.3.3	their job title;

19.3.4	the date of commencement of their employment or engagement and the date upon which their continuous employment commenced;

19.3.5
the length of notice required to terminate their employment or engagement, or, where the employment or engagement is for a fixed term, the date upon which the fixed term is to expire together with details of any previous renewals of that employment or engagement;

19.3.6	their date of birth;

19.3.7	details of any part-time or short-time working;

19.3.8	confirmation of the country from which the Employee or Worker works or undertakes his or her duties;

19.3.9	the governing law of the contract of employment or engagement.

19.4	Contained in folder 11 of the Data Room are copies of:

19.4.1	the standard written terms of employment applicable to each grade or class of employee employed by the Company;

19.4.2	the standard written terms of engagement applicable to Workers;

19.4.3	all handbooks, policies, and other documents which apply to any of the Employees or Workers; and

19.4.4
all agreements or arrangements with any trade union, employees representative or body of employees or their representatives whether binding or not, and details of any such unwritten agreements or arrangements which may affect any Employee or Worker.

19.5	All Employees are employed on the applicable standard written terms of employment for employees of their grade or class as contained in the Data Room at folder 11.04.

19.6	All Workers are engaged on the standard written terms of engagement as contained in the Data Room at folder 11.04.

19.7
The Company and its Subsidiaries has complied with all applicable industrial and occupational health and safety awards, agreements and statutes, including the Fair Work Act 2009 (Cth) and relevant jurisdictional occupational health and safety legislation, in respect of each employee and officeholder (and each former employee and officeholder). There are no actual or threatened orders, assessments, penalties or investigations made under any applicable industrial or occupational health and safety law, relating to the Company or any Subsidiary.

19.8
Since the Accounts Date, no change has been made, offered or proposed by the Company to any of the material terms (including the remuneration, other emoluments or pension provision) of the appointment, employment or engagement of any Director, Employee, or Worker. The Company has not made any offer to change the material terms of appointment, employment or engagement which is still outstanding or has not yet been accepted by the Director, Employee or Worker in question.

19.9
The Company has not appointed, employed or engaged, nor made an offer to appoint, employ or engage any director, employee or worker or any other person to provide services to the Company where that offer has not yet been accepted, or where it has been accepted but the appointment, employment or engagement has not yet started.

19.10
No Director, Employee or Worker has given or received notice terminating his or her appointment, employment or engagement. No such notice of termination is pending, outstanding or has been threatened by the Company and, as far as the Warrantors are aware, no such notice of termination from any Director, Employee or Worker is pending, outstanding or threatened.

19.11
All contracts between the Company and any Director, Employee or Worker are terminable on not more than three months’ prior notice without compensation (other than statutory compensation or in respect of accrued salary and other emoluments).

19.12
There is not in force at the date of this Agreement any agreement to which the Company is party which provides that a change of control of the Company (however such change of control may be defined) shall entitle any Director, Employee or Worker to any payment or benefit whatsoever or to terminate their employment or engagement with the Company.

19.13
Neither the Company has made or agreed to make a payment or provided or agreed to provide a benefit to a Director or former Director, Employee or former Employee, Worker or former Worker or to any of their dependants in connection with the actual or proposed termination of employment or engagement or the variation of any of the terms of the contract of employment or engagement.

19.14
No amounts due to or in respect of any of the Directors, former Directors, Employees, former Employees, Workers or former Workers are in arrears or unpaid save for salary and benefits accruing in the current salary period in which this Agreement is entered into.

19.15
In the two years preceding the date of this Agreement, in respect of each of the Employees, former Employees, Workers and former Workers all holiday pay for periods of holiday taken under regulation 13 of the Working Time Regulations 1998 has been calculated and paid in accordance with the Working Time Directive (2003/88/EC).

19.16
The Company is not a party to, bound by, or proposing to introduce for the benefit of any Director, former Director, Employee, former Employee, Worker or former Worker or any of their associates or nominees, any incentive arrangement (including, without limitation, any share option or share award plan, commission, profit sharing or bonus scheme).

19.17
There are no incentive schemes or arrangements (including, without limitation, any share option or share award plan, commission, profit sharing, or bonus scheme) established by the Company, any Seller or any other person in which any Director, Employee or Worker (or former Director, Employee or Worker) or any of their associates or nominees participates or has participated.

19.18
Full details of all Employees and Workers who are absent from work for any reason (other than on paid annual holiday) and who are likely to be or have been absent for more than two consecutive weeks are disclosed in the Disclosure Letter, such details to include the reason for their absence and their likely return date, if known.

19.19
No dispute is outstanding or threatened between the Company and any Director, Employee or Worker, any representative of any such person, or any former Director, Employee or Worker, nor are there, as far as the Warrantors are aware, pending disputes nor any circumstances or grounds which may give rise to such a dispute.

19.20
There is no outstanding claim against the Company by any person who is a current or former Director, Employee or Worker and the Company has not incurred any actual or contingent liability in connection with any termination of employment or engagement of any of its current or former Employees or current or former Workers, (including redundancy payments) or for a failure to comply with any order for the reinstatement or re-engagement of any Employee or former Employee.

19.21
No Employee or former Employee is currently, or has been within the period of six months before the Completion Date, subject to any disciplinary or capability process nor has any Employee or former Employee raised any grievance in relation to their employment.

19.22	No Employee is subject to a current or live disciplinary or capability sanction.

19.23
Every Director, Employee and Worker who requires permission to work in the United Kingdom has the necessary and appropriate current permission, a copy of which is contained in the Data Room at folder 8.76. The Company has carried out the specified checks on employees’ original documents which would enable it or them to establish a statutory defence under the Immigration, Asylum and Nationality Act 2006.

19.24
The Company is not a party to any agreement, arrangement or negotiations with, or commitment to, any trade union, works council or staff association nor, to the best of the Warrantors’ knowledge, information and belief, are any of the Company’s employees members of any trade union.

19.25
No request has been received by the Company and nor, to the best of the Warrantors’ knowledge, information and belief, does any trade union, works council, staff association or group of employees propose submitting any such request:

19.25.1	pursuant to Part I of Schedule A1 to the Trade Union and Labour Relations (Consolidation) Act 1992 for recognition of any trade union;

19.25.2	pursuant to Regulation 7 of the Information and Consultation of Employees Regulations 2004 to negotiate an agreement in respect of information or consultation;

19.25.3
pursuant to Regulation 9 of the Transnational Information and Consultation of Employees Regulations 1999 to negotiate an agreement for a European Works Council or an information and consultation procedure; or

19.25.4	otherwise in relation to the possibility of establishing the representation of employees or workers.

19.26
During the 12 months preceding the Completion Date, there has been no trade dispute, nor any industrial or similar action by or in relation to the Employees or former Employees or any of them and, so far as the Warrantors are aware, there is nothing which may give rise to a trade dispute; no industrial or similar action is being or has been threatened, and no ballot for such action has been approved or arranged.

19.27	In the 24 months preceding the date of this Agreement, the Company has not:

19.27.1
given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

19.27.2	been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006) or failed to comply with an obligation imposed by those Regulations.

19.28
The Company has not made or proposed any variations to the terms and conditions of employment or engagement of any Employee or Worker (or former Employee or former Worker) as a result of or connected with a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006.

19.29	The Company does not operate and has not operated, any custom, policy, practice or arrangement (whether contractual or non-contractual) pursuant to which:

19.29.1
employees who are redundant (within the meaning of section 139 of the Employment Rights Act 1996 and/or section 195 of the Trade Union and Labour Relations (Consolidation) Act 1992) are entitled to payments which are in excess of those required to be paid under Part XI of the Employment Rights Act 1996; or

19.29.2	there is a process to be followed by the Company in effecting any redundancy dismissals.

19.30	In the 12 months prior to the date of this Agreement, no Employee has made a request for flexible working pursuant to sections 80F – 80I of the Employment Rights Act 1996.

19.31	There are no loans or notional loans to any Director, Employee or Worker, or former Director, Employee or Worker or any of their nominees or associates, made or arranged by the Company.

19.32	The Company has not entered into any secondment arrangement in respect of any Employee or Worker.

19.33	The Company has, in relation to each Director, Employee and Worker (and, so far as relevant, to each of its former Directors, Employees and Workers):

19.33.1
complied with and performed all obligations and duties which are required to be performed (and settled all outstanding claims) whether arising under contract, statute, treaty, directive, regulations, order, code of practice, collective agreement, custom and practice, at common law, in equity or otherwise;

19.33.2	complied with any recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central Arbitration Committee; and

19.33.3	maintained current, adequate and suitable records.

20.	RETIREMENT BENEFITS

20.1
Save for the Pension Schemes, the Company does not have (nor may they have) any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits ("Relevant Benefits") in respect of its current or former officers or employees and no proposal or announcement has been made to any employee or officer of the Company about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any Relevant Benefits.

20.2	The following details of the Pension Schemes have been Disclosed, including:

20.2.1	copies of all documentation governing the Pension Scheme and of any announcements, explanatory booklets and accounts relating to them;

20.2.2	a complete, accurate and up-to-date list of all employees including all details relevant to their membership and necessary to establish their entitlements under the Pension Scheme; and

20.2.3	full details of the Company’s and each employee's obligations and liabilities under the Pension Schemes.

20.3
The Company has complied with its prescribed minimum level of support as required by relevant superannuation legislation and automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation in all material respects. Full details of this compliance are contained in the Data Room at folders 8.55 and 11.10, including (but not limited to) any documents relating to the staging date for the Company, copies of any correspondence between the Company and the Pensions Regulator regarding auto-enrolment, copies of any records kept in accordance with regulations 5 to 8 of the Employers' Duties (Registration and Compliance) Regulations 2010 in respect of the Employees and details of any Employees who have opted out and copies of any opt-out letters in respect of those employees.

20.4	The Pension Schemes are money purchase schemes within the meaning of 'money purchase scheme' in section 181.

20.5
All contributions, insurance premiums, taxes and expenses due to and in respect of the Pension Schemes have been duly paid by the Company to the Pension Scheme within the statutory timescales and there are no liabilities outstanding in respect of the Pension Schemes at the Completion Date.

20.6	The Pension Schemes are registered pension schemes for the purposes of Chapter 2 of Part 4 of the Finance Act 2004 and there is no reason why HMRC would de-register the Pension Scheme.

20.7	Where any power under the Pension Scheme to provide additional benefits has been exercised in relation to any person, full and accurate details of the additional benefits have been Disclosed.

20.8
No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Company.

20.9	The Company has complied with its stakeholder pensions obligations arising under Section 3 of the Welfare Reform and Pensions Act 1999 from time to time in all material respects.

20.10	With respect to each employee and former employee of the Company and its Subsidiaries (where required by law):

20.10.1	they have been properly offered a choice of superannuation fund to receive employer contributions payable;

20.10.2
the Company or its Subsidiary has provided at least the prescribed minimum level of superannuation support for that employee or former employee as required under the scheme, fund or legislative and regulatory requirements and proper provision has been made for contributions payable in the current quarter, for that period up to and including Completion;

20.10.3	there are no outstanding or unpaid superannuation contributions on the part of the Company for that employee or former employee however arising (including under statute, award or agreement); and

20.10.4	there are no complaints or outstanding claims for unpaid superannuation contributions or superannuation benefits.

20.11
The Company has not discriminated on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief or on any other grounds that amount to discrimination in the provision of, or failure to provide Relevant Benefits.

20.12
No claims or complaints have been made in respect of the provision of (or failure to provide) any Relevant Benefits by the Company in relation to any of the employee or any beneficiaries claiming by or through them and so far as the Warrantors are aware, there is no fact or circumstance likely to give rise to such claims or complaints.

20.13
The Company has never at any time participated in any defined benefit scheme meaning a scheme under which the amount of some or all of the benefits payable to or in respect of a member of the scheme or any beneficiary claiming by or through the member is calculated in accordance with a formula which takes account of the service of the member to retirement, death or withdrawal and the remuneration of the member average over his service at or close to his retirement, death or withdrawal, and the Company has never been associated or connected with any other legal person (within the meaning of associated and connected in the Insolvency Act 1986 sections 635 and 269) who has participated in such a defined benefit scheme.

20.14
No contribution notice or financial support direction under the Pensions Act 2004 has been issued to the Company in respect of the Pension Schemes or any other pension scheme or to any other person in respect of the Pension Schemes and there is no fact or circumstance likely to give rise to any such notice or direction.

20.15
No employee has ever had his contract of employment transferred to the Companies in circumstances where: (a) the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 applied; and (b) the employee was entitled to defined benefit occupational pension scheme rights in respect of his employment before such transfer.

21.	TAXATION

21.1	Compliance

21.1.1	Returns
The Company has duly and properly submitted all computations and returns (including all land transaction returns), supplied all information, made all statements and disclosures and given all notices to any relevant Tax Authority as reasonably requested or required by law to be made for the purposes of Tax within any applicable time limits. All such returns, information, statements, disclosures and notices were made on a proper basis and were when submitted and remain at the date of this Agreement complete, correct and accurate in all material respects. None of these computations and returns are, or so far as the Warrantors are aware are likely to be, the subject of any dispute with any Tax Authority.

21.1.2	Payment
The Company has duly and punctually paid all Tax for which it has become liable to pay or account for on or before the date of the Agreement and the Company is not liable, nor has it within six years prior to the date of this Agreement been liable to make a payment under an accelerated payment notice or partner payment notice or to pay any penalty, interest, fine, surcharge or other payment in connection with any Tax. There is no payment of Tax which has been deferred or postponed by agreement with any Tax Authority or pursuant to any right under a Tax Statute or the practice of any Tax Authority.

21.1.3	Disputes
The Company is not, nor has in the last six years been, involved in any dispute with any Tax Authority and is not, nor has in the last six years been, the subject of any investigation, non-routine audit, enquiry, notice, discovery, determination, assessment, visit or access order by any Tax Authority and so far as the Warrantors are aware there are no facts or circumstances which make it likely that any Company will, in the foreseeable future, be the subject of any such investigation, non-routine audit, enquiry, notice, discovery determination, assessment, visit or access order.

21.1.4	Records
The Company has maintained and has in its possession or under its control all records and documentation which are required by law to be maintained for the purposes of Tax together with such additional records as are necessary to enable it to prepare complete, correct and accurate returns and to determine an accurate calculation of its liability to Tax (including on the future disposal of any asset owned by the Company at the date of this Agreement) or its entitlement to Relief.

21.1.5	Claims and elections
The Company has duly submitted all claims, disclaimers, elections, surrenders and applications which have been assumed to have been made for the purposes of the Accounts and for which the deadline for submission was on or before the date of this Agreement, and all such claims, disclaimers, elections, surrenders and applications were and remain valid. So far as the Warrantors are aware no such claims, disclaimers, elections, surrenders or applications are likely to be disputed or withdrawn. Details of all claims, disclaimers, elections, surrenders and applications which have been assumed to have been made for the purposes of the Accounts, but which have not been submitted as at the date of this Agreement are set out in the Disclosure Letter.

21.1.6	Clearances

No transaction, scheme or arrangement has been undertaken by the Company in the last six years in respect of which any consent or clearance from any relevant Tax Authority was required without such consent or clearance being validly obtained on the basis of full and accurate disclosure of all material facts and considerations relating to the transaction, scheme or arrangement. Any transaction, scheme or arrangement undertaken in the last six years in respect of which a clearance or consent has been obtained was implemented, in all material respects, in accordance with the terms of such clearance or consent, any conditions attaching to such clearance or consent were and will immediately following Completion continue to be met and none of the clearances or consents have been withdrawn, nullified or rendered void.

21.1.7	Special arrangements
The Company’s liability to Tax during any accounting period (including the accounting period current at Completion) has not depended on any concession, agreement or other formal or informal arrangement (being concessions, agreements or arrangements which are not based on any relevant legislation, published extra-statutory concessions, statements of practice or convention) operated by or agreed with any Tax Authority in relation to the Tax affairs of the Company.

21.1.8	Tax arising as a result of this agreement
So far as the Warrantors are aware, the Company will not become liable to any Tax or lose any Relief or allowances otherwise available to it (in each case relating to any period or event on or before Completion) in consequence of Completion or entering into this Agreement, other than in connection with (i) the exercise of any Option or the sale or purchase of any Share acquired pursuant to any Option, and (ii) the non-availability of any Relief or allowance under Part 13 CTA 2009 in respect of any accounting period ending on or after Completion.

21.1.9	Instalment payments

(a)
The Company has fully complied with the requirements of the Corporation Tax (Instalment Payments) Regulations 1998, SI 1998/3175 (the “Regulations”) and has duly and punctually made all payments (“Instalment Payments”) required to be made under the Regulations.

(b)
Any and all Instalment Payments have been made on the basis of a reasonable estimate of the Company’s total Tax liability for the purposes of the Regulations and, so far as the Warrantors are aware, there are no facts or circumstances which would render any Instalment Payment an underpayment.

(c)	The Company has not in the last six years incurred any liability to interest or penalties under the Regulations.

(d)
The Company has not in the last six years been served with any notice by HMRC under the Regulations and has in its keeping all such records as would be required to be furnished produced or made available to HMRC under the Regulations.

(e)	The Company has not in the last six years entered into any transaction or been involved in any arrangement such that Regulation 14 (Anti-avoidance provision) of the Regulations could apply.

21.1.10	Withholdings
The Company has duly and punctually complied with its obligations to deduct, withhold or retain all amounts of or on account of Tax at source from any payments made or deemed to have been made by it in the last six years and has duly paid or accounted for such amounts as should have been made to any relevant Tax Authority in respect of such deductions or retentions and the Company has complied with all its reporting obligations to any relevant Tax Authority in connection with any such payments made or deemed to have been made.

21.1.11	Accounts
Full provision or reserve (as appropriate) has been made in the Accounts in accordance with generally accepted accounting principles in respect of any period ended on or before the Accounts Date for any liability to Tax assessed or liable to be assessed on the Company or for which it is accountable at the Accounts Date including Tax in respect of income, profits or gains held, earned, accrued or received by or to any person on or before the Accounts Date or by reference to any event occurring, act done, or circumstances existing on or before the Accounts Date.

21.2	Corporation tax

21.2.1	Transfer pricing
All transactions entered into by the Company in the last six years have been entered into on an arm’s length basis and consideration (if any) charged or received or paid by the Company on all transactions entered into by it has been equal to the consideration which would have been expected to be charged, received or paid between independent persons dealing at arm’s length. No notice has been issued or enquiry initiated by any relevant Tax Authority in connection with the transfer pricing of any transactions entered into by the Company.

21.2.2	Loan relationships

(a)
The Company is not party to any loan relationship as defined in CTA 2009, Part 5 which may give rise to debits or credits in respect of any period prior to Completion other than those which have been or would be reflected in the relevant Tax computation.

(b)
For the last six years, for periods up to and including the date of this Agreement, the Company obtains and has since the Accounts Date obtained Tax relief on an amortised cost basis of accounting in relation to all loan relationships which are debtor relationships for the purposes of CTA 2009, Pts 5 and 6 and in relation to such relationships:

(i)	the deduction given in computing the taxable profits of the Company in consequence of it debtor relationships is not less than the interest accruing during the relevant accounting period;

(ii)	the Company would not suffer any adverse Tax consequences were such debts to be repaid at face value save for the cessation of the Tax deduction for interest accrued.

(c)	The Company has not since the Accounts Date held or been the debtor under any deeply discounted security, deep gain security or relevant discounted security.

21.2.3	Derivative contracts
The Company is not party to any derivative contract as defined in CTA 2009, Part 7 which may give rise to debits or credits in respect of any period prior to Completion other than those which have been or would be reflected in the relevant Tax computation.

21.2.4	Patent box
The Company does not hold, and has not held, any right to which CTA 2010, Pt 8A applies (including an exclusive licence within the meaning of CTA 2010 Section 357BA).

21.3	Capital assets
All necessary conditions for all capital allowances (or any equivalent system relating to the depreciation of any asset of the Company for Tax purposes in any relevant jurisdiction) claimed by the Company in respect of the last six years were at all times satisfied and remain satisfied.

21.4	Distributions, repayments of share capital and demergers

21.4.1	Distributions

(a)
The Company has not made (and will not be deemed to have made) any distribution in the last six years except (i) dividends properly authorised, and shown or reflected in the Company’s audited accounts (or, to the extent made after the period covered by the Company’s audited accounts, would be shown or reflected in audited accounts prepared in respect of such later period) and (ii) payments made or benefits made where no Tax deduction or other Relief has been claimed in respect of such payment or benefit, and nor, so far as the Warrantors are aware, is the Company bound to make any such distribution.

(b)
The Company has not at any time issued any security (within the meaning of CTA 2010, Section 1117(1)) where the interest or other amount payable on such securities in respect of any period in the six years up to and including the date of this Agreement is or is deemed to be a distribution.

21.5	Secondary liabilities

21.5.1	Secondary liability

(a)
So far as the Warrantors are aware, no transaction, act, omission or event has occurred in consequence of which the Company is or may be held liable for any Tax or deprived of any Relief or allowances otherwise available to it in consequence of any Tax where some other company or person is primarily liable for the Tax in question and has failed to discharge such Tax (whether by reason of any such company being or having been a member of the same group of companies or otherwise).

(b)
So far as the Warrantors are aware, no transaction, act, omission or event has occurred which has resulted or could result in any charge, lien, security interest, encumbrance or other third party right arising over any of the Company’s assets in respect of unpaid Tax.

21.6	Anti-avoidance

21.6.1	Tax schemes

(a)	In the last six years, the Company has not entered into nor been a party to nor otherwise been involved in any scheme, arrangement, transaction or series of transactions:

(i)
designed wholly or mainly, or containing steps or stages having no commercial purpose and designed wholly or mainly, for the purposes of avoiding, deferring or reducing a liability to Tax or amounts to be accounted for to a Tax Authority;

(ii)
the main benefit or purpose or one of the main benefits or purposes of which was the avoidance or reduction of Tax or the obtaining of a tax advantage where such main benefit or purpose results in the application of any targeted anti-avoidance Tax legislation;

(iii)	that has been or could be counteracted under Finance Act 2013, Part 5;

(iv)
forming part of notifiable arrangements (within the meaning given by Finance Act 2004, Section 306) or in respect of which disclosure has been made or is required to be made to any Tax Authority under any other relevant legislation (including, in relation to indirect taxes, VATA 1994, Sch 11A or Finance (No 2) Act 2017, Sch 17) requiring the disclosure of tax avoidance schemes;

(v)	in respect of which the Company may be liable to Tax under the principles set out in W.T. Ramsay Limited v IRC or Furniss v Dawson as developed in subsequent cases;

(vi)	that has been or could be counteracted under Finance Act 2003, Sections 75A–75C; or

(vii)	which was a marketed tax avoidance scheme for the avoidance or deferral of tax.

21.6.2	Tax fraud
The Company has not been party to any transaction within Taxes Management Act 1970 Section 106A (Offence of fraudulent evasion of income tax).

21.7	Close companies
The Company has paid all Tax for which it has become liable to pay or account on or before the date of this Agreement pursuant to sections 455, 459 and/or 460 CTA 2010 in connection with any loan or advance made in the last six years.

21.8	International

21.8.1	Residence
The Company is and always has been solely resident for Tax purposes in the territory in which it was incorporated and has never been resident in any other territory or treated as so resident for any Tax purposes or any double tax treaty. The Company does not have a permanent establishment or other taxable presence, and has at no time in the last six years incurred any liability to Tax, in any jurisdiction other than that in which it was incorporated. So far as the Warrantors are aware, the Company is not liable to register with any Tax Authority outside of the territory in which it was incorporated for the purposes of paying or administering any Tax. The Company is not an agent or permanent establishment of any other person for the purposes of assessing that other person to Tax in respect of any period or event on or before the date of this Agreement in the territory in which the Company is resident for Tax purposes.

21.8.2	Company migration
The Company has not at any time in the last six years made an election as the principal company (within the meaning given by TCGA 1992 Section 187) nor has any company over which the Company had control or which was a member of the same group of companies as the Company ceased to be resident in the UK otherwise than in compliance with Taxes Management Act 1970 Sections 109B to 109F.

21.8.3	Controlled foreign companies
So far as the Warrantors are aware, the Company does not hold and in the last six years never has held, directly or indirectly, any interest in a controlled foreign company which has resulted in any liability to Tax pursuant to Part 9A of Taxation (International and Other Provisions) Act 2010.

21.9	Employees

21.9.1	Disguised remuneration
So far as the Warrantors are aware, the Company is not, and could not become, liable to make a payment of Tax under ITEPA 2003, Part 7A in respect of any relevant arrangement (as defined in ITEPA 2003 Section 554A) entered into before the date of this Agreement.

21.9.2	Pay As You Earn
The Company has in the last six years made all payments, deductions, withholdings or reductions as required by law from all payments to or amounts treated as paid to or benefits provided for or on behalf of any employees, ex-employees, officers, ex-officers, independent contractors or other workers in respect of Tax, national insurance, social security or like contributions and the Company has duly and punctually paid or accounted to (or will before Completion pay or account to) any Tax Authority for such amounts as have been required to be paid by the Company to any relevant Tax Authority on or before the date of this Agreement in respect of such deductions, withholdings or reductions. The Company has in the last six years complied with all its reporting obligations to any Tax Authority in connection with any such payments made or benefits provided and no audit or other enquiry has been made by any Tax Authority in respect of such payments made or benefits provided nor has the Company been notified that any such audit or other enquiry will be made. For the avoidance of doubt, the warranty in this paragraph 21.9.2 does not apply to any payment, deduction, withholding, reduction or reporting requirement arising on or around Completion in connection with the exercise of any Option or the sale or purchase of any Shares acquired pursuant to any Option.

21.9.3	Employment schemes
Folders 8.40 and 11 in the Data Room contains full details of all profit sharing, share option, share incentive or bonus schemes (including employee benefits trusts established by the Company) and the Company has complied with all statutory requirements in respect of such schemes and trusts.

21.9.4	Employment-related securities

(a)
The Company will not become liable to pay any Tax as a result of the application of ITEPA 2003 Section 447 to any benefit received after Completion in respect of employment-related securities acquired prior to Completion as a result of anything done prior to Completion (including, for the avoidance of doubt, as a result of the operation after Completion of any rights attached to such securities at the date of Completion).

(b)
The Company has duly and within any appropriate time limits provided HMRC with particulars of all reportable events in accordance with ITEPA 2003 Sections 421J–421L which have occurred prior to the date of Completion.

(c)
Nothing has been done in the last six years otherwise than for genuine commercial purposes which has increased or reduced or may increase or reduce the market value of employment-related securities to which ITEPA 2003, Pt 7 Chapters 3A or 3B might apply.

(d)
No loan has been or could be treated by ITEPA 2003 Section 446S as having been made by the Company to any employee or officer or any ex-employee or ex-officer in respect of any period on or before the date of this Agreement.

21.10	Inheritance tax

21.10.1
So far as the Warrantors are aware, the Company is not and will not become liable to be assessed to inheritance tax as donor or donee of any gift or transferor or transferee of value (actual or deemed) nor as a result of any disposition chargeable transfer or transfer of value (actual or deemed) made by or deemed to be made by any other person on or before the date of this Agreement.

21.10.2
So far as the Warrantors are aware, there is no unsatisfied liability to inheritance tax attached or attributable to the Shares or any asset of the Company and in consequence no person has the power to raise the amount of such Tax by sale or mortgage of or by a terminable charge on any of the Shares or assets of the Company under Inheritance Tax Act 1984 Section 212 and none of the Shares or assets of the Company are subject to a charge under Inheritance Tax Act 1984 Section 237.

21.11	Value added tax

21.11.1
The Company is a taxable person for the purposes of VATA 1994 and all regulations, orders, notices and other provisions made under such legislation (or the equivalent Tax legislation in any relevant jurisdiction) (the “VAT legislation”) and is duly registered for the purposes of VAT.

21.11.2
The Company is not and has not at any time been treated as a member of a group of companies for the purposes of any relevant VAT legislation and no application has ever been made for the Company to be so treated and no circumstances exist whereby the Company would or might become liable for VAT as an agent.

21.11.3
The Company has in the last six years complied in all material respects with the requirements and provisions of the relevant VAT legislation and has made, given, obtained and maintained and will, pending Completion, make, give, obtain, maintain and keep accurate, complete and up-to-date records, invoices, accounts and other documents, required or necessary for the purposes of the VAT legislation. The Company has not in the last six years been subject to any penalty, interest, forfeiture, fine or surcharge in respect of VAT and, so far as the Warrantors are aware, no circumstances exist whereby the Company would or might become liable for any such penalty, interest, forfeiture, fine or surcharge.

21.11.4	The Company has at all times in the last six years punctually paid and made all payments and submitted all returns required under the VAT legislation..

21.11.5
So far as the Warrantors are aware, the Company has not made any exempt supplies in consequence of which it is or will be unable to obtain credit for all input tax paid by it before Completion during any VAT quarter ending after the Accounts Date.

21.11.6
Neither the Company nor any relevant associate of the Company (within the meaning of VATA 1994, Sch 10, para 3) has exercised an option to tax under VATA 1994, Sch 10, para 2, or will exercise such an option prior to Completion and no permission to opt has been sought or granted.

21.12	Stamp duties and stamp duty land tax

21.12.1	Stamp duty
All documents which establish or are necessary to establish or evidence the rights or title of the Company to any asset or in the enforcement of which the Company is or may be interested, in the United Kingdom or elsewhere, have been duly and properly stamped with the correct amount of stamp duty

21.12.2	Stamp duty land tax

The Company has duly and punctually paid all Stamp Duty Land Tax which has arisen as a result of a land transaction (within the meaning given in Finance Act 2003, Part 4) entered into on or before Completion and all land transaction returns have been properly submitted.

21.13	Australia specific

21.13.1	Adestra Pty Limited has at all times in the last six years, had officers appointed in accordance with the requirements all applicable Australian Tax laws.

21.13.2
No change has occurred in Adestra Pty Limited which would prevent any revenue loss being carried forward and deducted from assessable income in a subsequent year or which would prevent any capital loss being carried forward to offset capital gains in a subsequent year.

21.13.3
No dividend has been paid by Adestra Pty Limited in respect of which the required franking amount has exceeded the franked amount of the dividend, or which has been franked in excess of the required franking amount, so as to result in Adestra Pty Limited being liable to pay Australian franking deficit tax or any additional Australian tax.

21.13.4	The share capital account of Adestra Pty Limited is not “tainted” for the purposes of any applicable Australian Tax laws.

21.13.5	Nothing has happened to make payable any Australian Tax which Adestra Pty Limited has been released from paying.

21.13.6	Adestra Pty Limited has not in the past six years been a member of an Australian GST group or an Australian payroll tax group.

21.13.7
Adestra Pty Limited has not in the past six years been a member of a tax consolidated group for Australian Tax purposes and no election has or will be made by a Seller or any member of the Seller Group which would cause the Target to become a member of such a group.

21.13.8	Adestra Pty Limited is and has not ever been a party to:

(a)	any Australian tax sharing agreement that satisfies all the requirements of any applicable Australian Tax laws; or

(b)	any tax funding agreement to fund or contribute to the payment of Australian Tax by another entity.

21.14	USA specific

21.14.1
To the extent that any US employee plan (“Employee Plan”) (including any agreement which would be an Employee Plan if currently in effect) is a “Nonqualified Deferred Compensation Plan”, as such term is defined in Section 409A of the US Internal Revenue Code (the “Code”), such Employee Plan is in documentary and operational compliance with Section 409A of the Code and all applicable guidance issued by the US Internal Revenue Service thereunder.

21.14.2	No amounts payable by reason of or in connection with the transactions contemplated by this Agreement are subject to loss of tax deduction under

Section 280G of the Code and no Person is subject to an additional tax under Section 4999 of the Code in respect of such transactions.

Schedule 6
Limitations on liability

1.
Subject always to Clause 6.9, the Buyer agrees with the Warrantors that any claim by the Buyer in respect of any breach of the Warranties or under the Tax Covenant (a “Claim”) shall be governed by and shall be dealt with in accordance with the following provisions of this Schedule. Where it is necessary to determine whether a monetary limit or threshold set out in this Schedule 6 or the Tax Covenant has been reached or exceeded (as the case may be), the value of the relevant Claim or any of the relevant Claims shall not include any liability in respect of the costs and expenses incurred in association with that Claim or Claims.

2.	The liability of the Warrantors in respect of any Claim shall be limited as follows:

2.1
there shall be disregarded for all purposes (including, for the avoidance of doubt, the application of the de minimis threshold in paragraph 2.2) any Claim in respect of which the amount which the Buyer would otherwise (but for this paragraph) be entitled to recover would be less than £25,000;

2.2
the Buyer shall not be entitled to recover any amount in respect of a Claim unless the amount recoverable, when aggregated with all other amounts recoverable for the Claim, exceeds £250,000, in which event this limitation shall cease to apply and the whole of such amounts shall be recoverable and not merely the excess over £250,000;

2.3
the aggregate liability of the Warrantors in respect of all and any Claims shall be limited to and shall in no event exceed half of the Consideration actually paid at the date of the relevant Claim, including any part of the Holdback Amount which is held to secure any Claim; and

2.4
the aggregate liability of each of the Sellers in respect of all and any claim under this Agreement shall be limited to and shall in no event exceed the Consideration actually paid to each such Seller;

2.5
the amount payable by each relevant Warrantor in respect of each Claim and any claim under the Indemnities arising against such Warrantor shall be limited to that Warrantor's Proportion of any such claim.

3.	The Warrantors shall cease to have any liability:

3.1	for breach of any of the Warranties on the first anniversary of Completion; and

3.2
for Claims under the Tax Covenant on the fourth anniversary of Completion and, for the avoidance of doubt, a Claim and under the Tax Covenant may be made at any time up to the fourth anniversary of Completion and any defence to such Claim the Warrantors may have under the Limitation Act 1980 is excluded, except in respect of a Claim of which the Buyer gives notice to the Warrantors before the relevant date. Without prejudice to the foregoing, when giving such notice, the Buyer shall specify, in such detail as is reasonably available to it at that time, the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it.

4.	The Warrantors shall have no liability in respect of any claims by the Buyer in respect of any breach of the Warranties:

4.1
to the extent that the claim in question arises, or is increased, as a result of any increase in rates of Taxation or any change in the law or published practice of a Revenue authority made after the date of this Agreement with retrospective effect;

4.2
to the extent that the Company or any of the Subsidiaries (i) is insured against any loss or damage suffered by the Company or any of the Subsidiaries forming the basis of the claim in question under the terms of any insurance policy of the Company or any of the Subsidiaries for the time being in force, and (ii) actually recovers under such insurance policy;

4.3	to the extent the Warranty Claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability; or

4.4	the Warranty Claim occurs wholly or partly out of or the amount thereof is increased as a result of:

4.4.1
any change in the accounting principles or practices of the Buyer or the Company introduced or having effect after the Completion Date save where previously filed accounts were not prepared in accordance with applicable law or regulation; or

4.4.2
any voluntary act, omission, or transaction of the Buyer or the Company after the Completion Date, in circumstances where the Buyer or the Company knew or ought reasonably to have known that the act, omission or transaction would give rise to or increase the relevant claim for breach of Warranty otherwise than under a legally binding commitment of the Company or any of the Subsidiaries created before Completion.

5.
If any matter comes to the notice of the Buyer, the Company or any of the Subsidiaries which may give rise to a liability under the Warranties, the Buyer shall (or shall procure that the Company shall):

5.1
as soon as reasonably practicable give notice of that matter to the Sellers’ Representative, specifying in such detail as is reasonably available to it at that time the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it;

5.2
consult with, and take reasonable notice of the representations of, the Warrantors before making any admission of liability, agreement or compromise with any person, body or authority in relation to that matter;

5.3	in respect of any third party claim which may give rise to a liability under the Warranties (but not otherwise):

5.3.1
give the Warrantors and their professional advisers reasonable access at any reasonable times to any relevant documents and records within the power or control of the Buyer and/or the Company or any of the Subsidiaries so as to enable the Warrantors and their professional advisers to examine such documents and records and to take copies at their own expense, save where to do so would or might reasonably breach or endanger the Buyer’s or any Group Company of the Buyer’s legal privilege in any such documents or records or any obligations of confidentiality owed to a third party;

5.3.2
take such action as the Warrantors may reasonably request to avoid, dispute, resist, compromise or defend any claim arising out of the matter in question, save where the Buyer reasonably considers that any such action would prejudice the legitimate interests of the Company and the Subsidiaries and the goodwill attaching to its or their businesses and subject to the Warrantors indemnifying and securing the Buyer and/or the Company to the Buyer’s satisfaction against any liability, costs, damages or expenses which may be thereby incurred.

6.	For the avoidance of doubt:

6.1	nothing in this Schedule shall limit the Buyer’s obligation to mitigate its loss in respect of a claim by the Buyer in respect of any breach of the Warranties;

6.2
neither the Buyer nor the Company or any of the Subsidiaries shall be entitled to recover damages in respect of any claim by the Buyer in respect of any breach of the Warranties if, and to the extent that, the Buyer, the Company or any of the Subsidiaries has already recovered damages in respect of the same fact or subject matter; and

6.3
the Buyer shall not be permitted to make a Claim in respect of a loss or underlying liability if and to the extent such loss or liability was taken into account in calculating the amount of any item set out in the Completion Accounts.

Schedule 9
Tax Covenant

1.	DEFINITIONS AND INTERPRETATION

1.1
Notwithstanding Clause 1 of this Agreement, in the event of any conflict between the provisions of this Schedule and the rest of this Agreement, the provisions of this Schedule will take precedence in respect of all matters relating to Tax.

1.2	In this Schedule, unless the context provides otherwise:
Accounts Relief: any Relief to the extent that Relief is taken into account in the Completion Accounts as an asset of the Company or in computing any provision for deferred Tax or in reducing or extinguishing any provision for deferred Tax made or which would, but for the Relief, have been made in the Completion Accounts;
Actual Tax Liability: any liability to make an actual payment or increased payment of Tax (whether or not such liability is a primary liability of the Company and whether or not the person so liable has or may have any right of indemnity or reimbursement against any other person) and the amount of the Tax Liability is set out in paragraph 6 (Payments under this Schedule);
Buyer’s Group: means:
(a)    the Buyer; and
(b)    any other company (including the Company) or companies which are treated as a member of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose from time to time;
Buyer’s Relief means:
(a)    any Accounts Relief;

(b)    any Relief arising to the Company in respect of any period (or part of any period) or Event occurring or deemed to occur after Completion; and
(c)    any Relief arising to any member of the Buyer’s Group (other than the Company) whenever such Relief arises; and
(d)    one-third only of any Relief arising in connection with the exercise of any Option, or the sale or purchase of any Share acquired pursuant to any Option (the remaining two-thirds of any such Relief being, for the avoidance of doubt, notwithstanding any other provision in the definition of “Buyer’s Relief”, a Seller’s Relief).
Company: each, any and all of the companies listed in Schedule 2 and Schedule 3 to this Agreement as the context shall require;
CTA 2009: the Corporation Tax Act 2009;
CTA 2010: the Corporation Tax Act 2010;
Deemed Tax Liability:
(a)    the Loss of any Accounts Relief which is a right to repayment of Tax;
(b)    the Loss of any Accounts Relief, other than a right to a repayment of Tax; and
(c)    the use, setting off or deduction in whole or in part of any Buyer’s Relief against income, profits or gains earned, accrued or received on or before Completion or in respect of any period ended on or before Completion or against any Tax arising in respect of an Event occurring on or before Completion or in respect of any period ended on or before Completion where the use, setting off or deduction of that Buyer’s Relief has the effect of reducing or eliminating an Actual Tax Liability of the Company which would but for such use, setting-off or deduction, have given rise to a claim by the Buyer against the Warrantors under this Schedule (provided that it shall be assumed, for these purposes, that Reliefs, other than Buyer’s Reliefs, are, where reasonably possible, used in priority to any Buyer’s Reliefs), and, in each case, the amount of the Tax Liability is set out in paragraph 6 (Payments under this Schedule);
Disguised Remuneration Provisions: the provisions in ITEPA 2003, Part 7A;
Event: means any transaction, act, omission, circumstance, payment or other event (including, without limitation, the execution of and Completion of this Agreement, the death or change in the residence for the purposes of Tax of any person and the Company becoming or ceasing to become a member of a group of companies, or becoming or ceasing to be associated or connected with any person for the purposes of any Tax) and the earning, receipt or accrual for any Tax purpose of any income, profits or gains;
HMRC: HM Revenue & Customs;
IHTA 1984: the Inheritance Tax Act 1984;
IHT Liability: any liability to inheritance tax which:
(a)    arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not related to the death of any person);
(b)    on or before Completion gives rise to a charge on any of the shares in or assets of the Company or gives the power to sell, mortgage or charge any of the shares or assets of the Company; or
(c)    after Completion gives rise to a charge on or gives the power to sell, mortgage or charge any of the shares in or assets of the Company as a result of a liability in respect of additional inheritance tax payable on the death of any person within seven years after a transfer of value occurring before Completion and, in determining whether a charge on or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded and such Tax shall be treated as becoming due and a charge or power to sell, mortgage or charge shall be treated as arising on the date of the transfer of value (or other date or Event on or in respect of which it becomes payable or arises) and the provisions of IHTA 1984, section 213 (Refunds by instalments) shall not apply to any payments under this Schedule;
ITEPA  2003: the Income Tax (Earnings and Pensions) Act 2003;
Loss: the loss, denial, disallowance, clawback, nullification, unavailability, reduction, or cancellation in whole or in part of any Relief and derivative words (such as Lost) shall be construed accordingly;
Overprovision:
(a)    any liability for, or in respect of, Tax (other than any liability in respect of deferred Tax) which has been overstated in the Completion Accounts; and
(b)    any contingency or provision for, or in respect of, Tax (other than any provision in respect of deferred Tax) in the Completion Accounts proves to be overstated;
Refund: any repayment or right to a repayment of Tax which the Company is or becomes entitled to or receives in respect of an Event occurring on or before Completion or in respect of any period ended on or before Completion where or to the extent such repayment was not included as an asset in the Accounts;
R&D Understatement: any Relief arising under Part 13 CTA 2009 in respect of any period before Completion which has been understated, or which has not been reflected when it should have been reflected, in the Completion Accounts;
Relief: any relief, loss, allowance, credit, debit, charge, expense, exemption, set off or any deduction in computing, reducing or eliminating Tax or profits, income or gains of any description or from any source for the purposes of Tax and any right to a repayment of Tax or a payment from a Tax Authority in respect of Tax;
Seller’s Relief: any Relief other than a Buyer’s Relief;
Specified Saving: (i) a payment, Relief or saving obtained by the Company as a result of a payment by any Warrantor under this Agreement, or any matter giving rise to a payment by any Warrantor under this Agreement which would not have arisen but for the payment received from the Warrantor or the matter giving rise to such payment provided that an amount shall only be a Specified Saving if it gives rise to an actual saving of Tax and not merely a saving arising from timing differences or (ii) the use, setting off or deduction in whole or in part of any Seller’s Relief (other than any Seller’s Relief which has already been taken into account to relieve or eliminate any claim under the Tax Covenant or the Tax Warranties in respect of which the Warrantors would otherwise have been liable) against (a) income, profits of gains earned, accrued or received after Completion or against any Tax arising in respect of an Event occurring after Completion; or (b) any income profits of gains earned, accrued or received on or before Completion; or (c) any Tax arising in respect of an Event occurring on or before Completion in respect of which a claim could not be brought against the Warrantors under this Schedule. For the avoidance of doubt, a Seller’s Relief shall only be regarded as used, set off or deducted where no Buyer’s Relief is available;
Specified Saving Amount: the amount of Tax, on the basis of the tax rates current at the Completion Date, that has been saved by the Company as a result of the Specified Saving, less any reasonable costs of recovering or obtaining such Specified Saving and less any Tax suffered by the Company or the Buyer which would not have been suffered at that time but for the Specified Saving;
Straddle Period: the accounting period of the Company beginning before Completion and ending after Completion;
Tax: any and all forms of taxation, levy, contributions, duty, impost, charge, tariff, withholding, deduction, rate and governmental charge (whether national or local) in the nature of tax whenever created, enacted or imposed and whether of the United Kingdom or elsewhere, and any amount payable to any Tax Authority or any other person as a result of any enactment relating to tax, together with all penalties, charges, surcharges, fines and interest relating thereto, regardless of whether such taxes, penalties, charges, surcharges, fines and/or interest are directly or indirectly or primarily chargeable or attributable to the Company;
Tax Assessment:

(a)    any claim, notice, demand, assessment, letter, determination or other document issued or action taken by or on behalf of a Tax Authority, or any other person, whereby it appears to the Buyer that the Company is, or may become, subject to a Tax Liability and whether or not such Tax Liability is primarily or directly payable by or attributable to the Company; and
(b) any self-assessment made by the Company in respect of any Tax Liability which it considers that it is, or may become, liable to pay;
Tax Authority: any taxing, fiscal or other authority (wherever situated) competent to impose, collect or enforce any liability to Tax, including HMRC;
Tax Claim: any Tax Assessment that comes to the attention of the Buyer or the Company from which it appears that the Warrantors are, or may become, liable to the Buyer under paragraph 2 (Covenant by the Warrantors) of this Schedule or for a breach of the Tax Warranties;
Tax Liability: any Actual Tax Liability or any Deemed Tax Liability;
Tax Notice: has the meaning given in paragraph 8.1.1;
Tax Statute: any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;
Tax Warranties: the warranties set out in paragraph 21 of Schedule 5 to this Agreement;
TCGA 1992: the Taxation of Chargeable Gains Act 1992;
TMA 1970: the Taxes Management Act 1970;
VAT: value added tax and any equivalent tax on the sale of goods and supply of services; and
VATA 1994: the Value Added Tax Act 1994.

1.3
References to an Event on or before a particular date or in respect of a particular period include Events which are for the purposes of Tax deemed to have occurred at or before that date or in respect of that period.

1.4	References to any Statute shall include any supplementary, subordinate or amending legislation and any consolidating or rewritten legislation.

1.5
For the purposes of this Schedule and in particular for computing any Tax Liability or Relief and for determining whether and to what extent a Tax Liability or a Relief relates to a pre- or post-Completion period, an accounting period of the Company shall be deemed to have ended on the Completion Date and the Completion Date shall be deemed to be an accounting date of the Company.

1.6	References to something occurring in the ordinary course of business shall, without prejudice to the generality of the term, not include:

1.6.1	anything which relates to or involves the making or receiving of a distribution or deemed distribution for Tax purposes;

1.6.2	the acquisition, disposal or supply, whether actual or deemed, of any asset, goods, service or facility for an actual amount less than the consideration deemed to be received for Tax purposes;

1.6.3	the creation, cancellation or reorganisation of any share or loan capital;

1.6.4	a company ceasing to be associated with any person for the purposes of any Tax;

1.6.5	the failure by the Company to deduct, charge, recover or account for Tax;

1.6.6	anything which results in a liability for Tax which is primarily the liability of another person (other than another Company or a member of the Buyer’s Group) becoming a liability of the Company;

1.6.7	any transaction or arrangement (or series of transactions or arrangements) which has or had no commercial or business purpose other than the deferral, reduction or avoidance of a liability to Tax;

1.6.8	anything with results in the issue of an accelerated payment notice or counteraction notice under the general anti-abuse rule;

1.6.9	the Company changing its residence for Tax purposes; and

1.6.10	any specific, known actions or events which the Buyer identifies as not being in the ordinary course of business.

2.	COVENANT BY THE WARRANTORS

2.1
Subject to paragraph 3 (Exclusions and limitations of liability) and as otherwise provided in this Agreement, the Warrantors each hereby severally covenant to pay to the Buyer an amount equal to his Warrantor’s Proportion of:

2.1.1	any Actual Tax Liability of the Company arising in respect of or in consequence of an Event which occurred on or before Completion (or in respect of any period on or before) Completion;

2.1.2
any Actual Tax Liability which is primarily the liability of a person other than the Company or a member of the Buyer’s Group (the “Primary Person”) for which the Company is liable as a consequence of:

(a)	the Primary Person failing to discharge such Tax Liability; and

(b)
the Company, at any time on or before Completion, being a member of the same group of companies as, in control of, controlled by, or otherwise connected or associated with the Primary Person or being controlled by the same person as the Primary Person, in each case for the purposes of any Tax;

2.1.3
any amount which the Company is liable to pay pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company has agreed to meet or pay a sum equivalent to or by reference to another person’s liability to Tax;

2.1.4	any IHT Liability;

2.1.5	the amount of a Deemed Tax Liability as determined in accordance with paragraph 6;

2.1.6	any Actual Tax Liability which the Company is liable to account for in respect of:

(a)	any option or other right granted on or before Completion to acquire securities;

(b)	the exercise of any option or other right granted on or before Completion to acquire securities;

(c)
any employment-related securities (as defined for the purposes of ITEPA 2003, Part 7) acquired on or before Completion or acquired as a result of a right or obligation (whether or not legally binding) created on or before Completion;

2.1.7
any Actual Tax Liability of the Company under the Disguised Remuneration Provisions that arises at any time as a consequence of a relevant step (within the meaning of the Disguised Remuneration Provisions) having been entered into where the relevant arrangement (within the meaning of the Disguised Remuneration Provisions), pursuant to which the relevant step is taken, was entered into before Completion;

2.1.8
any Tax Liability of the Company which arises as a result of HMRC determining that the Company was not entitled to any tax Relief under Part 13 CTA 2009 which was claimed (i) prior to Completion or (ii) for any period ending on or before Completion in respect of R&D Tax Relief which were reflected in the determination of the R&D Consideration Amount.;

2.1.9
any Tax liability of the Company for United States sales and use taxes in relation to any events or transactions occurring before Completion, or in respect of any failure to file sales and use tax returns in Utah and Washington for any period before Completion where the deadline for filing such return was before Completion;

2.1.10
any Actual Tax Liability of the Company arising in respect of or in consequence of an Event which occurred on or before Completion as a result of a Tax Authority determining that Adestra Limited had a permanent establishment outside the UK prior to Completion; and

2.1.11
all reasonable costs and expenses properly incurred and payable by the Company or the Buyer in connection with any Tax Liability or other liability under this paragraph 2 (Covenant by the Warrantors) or in connection with any action taken in successfully taking, defending or settling any action under this Schedule.

3.	EXCLUSIONS AND LIMITATIONS OF LIABILITY

3.1
The Warrantors shall not be liable to make any payment under paragraph 2 (Covenant by the Warrantors) of this Schedule or under the Tax Warranties in respect of any Tax Liability or other liability, or under the Warranties contained in paragraphs 4.7, 7, 8, 12.5, 19.17 or 19.31 of Schedule 5 to the extent relating to Tax, to the extent that:

3.1.1
a provision or reserve was made in the Completion Accounts in respect of the liability, or to the extent that payment or discharge of that liability has been taken into account in the Completion Accounts or to the extent that such liability was taken into account in computing the amount of any provision or reserve in the preparation of the Completion Accounts; or

3.1.2
the liability arises or is increased as a result of any increase in the rates of Tax or a change in legislation, applicable law, concessions or practice of any Tax Authority of general application coming into force after Completion and having retrospective effect other than any measure specifically introduced to target tax avoidance or evasion; or

3.1.3
the liability arose as a direct result of a voluntary transaction, act or omission entered into, carried out or failed to be carried out by or on behalf of the Company (after Completion) or the Buyer (at any time), in each case where the Buyer knew or ought reasonably to have known such transaction, act or omission would give rise to, or increase, the liability in question, other than any such transaction or act:

(a)	which is entered into or carried out or effected under a legally binding commitment of the Company created on or before Completion; or

(b)	which is entered into or carried out or effected at the written request or with the written approval of the Sellers’ Representative after Completion; or

(c)	which is carried out or effected in the ordinary course of business of the Company as carried on at Completion; or

3.1.4
the liability would not have arisen but for the withdrawal or amendment by the Company or the Buyer after Completion of any claim, surrender, disclaimer, notice or consent made by the Company prior to Completion or made after Completion in respect of the period ending on or before Completion;

3.1.5
the Buyer has made a claim in respect of the same matter which gave rise to such liability under this Agreement or pursuant to any other agreement with any Seller and such liability has been satisfied;

3.1.6
the liability arises or is increased as a result of any change after Completion in any accounting policies or practice used in preparing the Company’s accounts (including a change in the length of any accounting period) other than a change which is necessary to comply with the law or generally accepted accounting practice applicable to the relevant accounting periods of the Company where the accounting practice before Completion did not comply with such law or policies; or

3.1.7
such liability arises or is increased as a result of any instalment of corporation tax paid prior to Completion pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175) being insufficient or such liability comprises interest, penalties or fines arising by virtue of an underpayment of tax for the accounting period commencing prior to Completion, insofar as such underpayment would not have arisen but for the entering into of this Agreement or but for the amount of income, profits or gains earned, accrued or received after Completion by the Company proving to be greater than the anticipated income, profits or gains expected to be earned, accrued or received using a good faith estimate at the date of the relevant instalment payment; or

3.1.8
such liability arises or is increased as a result of a failure or omission by or on behalf of the Company after Completion to make any election, claim, surrender or disclaimer, or give any notice or consent to do any other thing, in relation to Tax, the anticipated making, giving or doing of which was taken into account in computing any provision or reserve for Tax in preparing the Completion Accounts, provided that the need to make such election, claim, surrender or disclaimer or to give any notice or consent has been notified to the Buyer in writing within a reasonable time of the need to make such election, claim, surrender or disclaimer, or give any notice or consent; or

3.1.9
any Seller's Relief is available to the Company (or would have been available but for the use of that Relief against profits arising after Completion or taken in to account in the Completion Accounts or a liability for Tax in respect of which the Warrantors would not have been liable to make a payment under this Schedule) to set against or otherwise mitigate the liability in question;

3.1.10
such liability arises or is increased as a result of any election, claim, surrender or disclaimer made, or the giving of any notice or consent, or any other thing done, in relation to Tax, by or on behalf of the Company after Completion other than the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in preparing the Completion Accounts; or

3.1.11
the income, profits or gains in respect of which the liability in question arises were actually earned, accrued or received by the Company prior to the Completion Date but were not reflected in the Completion Accounts and the income, profits or gains were retained by the Company at Completion or were expended by the Company in its ordinary course of business; or

3.1.12	the liability would not have arisen but for a cessation or any change in the nature or conduct of any trade carried out by the Company on or after Completion; or

3.1.13
such liability arises or increases as a result of any transaction, act, or omission entered into or carried out by or on behalf of the Company at the written request or with the written approval of the Buyer prior to Completion; or

3.1.14	such liability is in respect of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Shares pursuant to this Agreement or the Optionholder SPA; or

3.1.15	such liability has been made good by insurers or otherwise compensated for without cost or loss to the Buyer or the Company; or

3.1.16
such liability arises or is increased as a consequence of any failure (other than a failure caused by a failure of the Sellers’ Representative to comply with its obligations) by the Buyer to comply with or procure the compliance of the Company with its obligations under paragraphs 8 (Conduct of Tax disputes), 9 (Management of Pre-Completion Tax Affairs), and 10 (Buyer’s covenant) of this Schedule; or

3.1.17	an amount has been deducted or withheld by the Buyer from the consideration for the Shares payable under this Agreement or the Optionholder SPA in connection with such liability.

3.2
The Warrantors shall not be liable under this Schedule unless written notice of such liability, specifying in reasonable detail the circumstances giving rise to such liability, has been served on the Sellers; Representative on or prior to the end of the period specified in paragraph 3.2 of Schedule 6.

4.	RECOVERY FROM THIRD PARTIES

4.1	If any Warrantor has paid the Buyer an amount in respect of any claim under paragraph 2 (Covenant by the Warrantors) of this Schedule or for breach of the Tax Warranties and the Company or the Buyer:

4.1.1
is or becomes, within four years from Completion, entitled to receive a payment or obtain a credit or set-off from any person (other than the Buyer, the Company or a member of the Buyer’s Group or an officer or employee of any of them, but including a Tax Authority) in respect of the payment received from the Warrantors or the liability giving rise to such payment; or

4.1.2
has (whether by operation of law, contract or otherwise), within four years of Completion, a right of repayment or reimbursement against any person (other than the Buyer, the Company or a member of the Buyer’s Group or an officer or employee of any of them, but including a Tax Authority) in respect of the payment received from the Warrantor or the liability giving rise to such payment, the Buyer shall, or shall procure that the Company shall, notify the Sellers’ Representative in writing as soon as reasonably practicable.

4.2
Following the notification under paragraph 4.1, if requested by the Sellers’ Representative, the Buyer shall take, or procure that the Company shall take, all reasonable steps to enforce the right to reimbursement or to obtain a repayment of Tax or set-off or credit and shall keep the Sellers’ Representative fully informed of any progress, provided that:

4.2.1	the Buyer is not required to take action which in its reasonable opinion, is likely to have a material adverse effect on the tax affairs of the Company or the Buyer; and

4.2.2
the Warrantors indemnify the Buyer and the Company against all reasonable costs and expenses properly incurred in obtaining that amount together with any additional Tax Liability which may be incurred by either of them as a result of any action being taken pursuant to this paragraph 4.

4.3
If the Buyer or the Company receives any repayment or recovers from a third party any amount referred to in Paragraph 4.1, then to the extent that the amount is not taken into account in compiling the Completion Accounts, the Buyer shall pay to the relevant Warrantors an amount equal to the lesser of:

4.3.1
the amount of any payment, credit or set-off received or sum recovered (including any related interest or related repayment supplements) by the Company under this paragraph 4 less any reasonable costs and/or expenses properly incurred by the Buyer or the Company in obtaining the amount from the third party (save to the extent any amount has already been made good by the Warrantors under paragraph 4.2.2) and less any amount in respect of Tax suffered in respect of that amount; and

4.3.2	the amount paid by the relevant Warrantors under paragraph 2 (Covenant by the Warrantors) of this Schedule or the Tax Warranties.

4.4
Any amount recovered in accordance with paragraph 4.2 and not paid to the Warrantors under paragraph 4.3 shall be carried forward and set off against any future payment due from the Warrantors under this Schedule or the Tax Warranties.

4.5	Where the Buyer is liable to make any payment under this paragraph 4, the due date for the making of that payment shall be:

4.5.1	ten Business Days following the receipt, reimbursement or recovery in question by the Buyer or the Company; or

4.5.2	in the case where the Buyer or the Company obtains a Relief, the date on which Tax would have become due to the appropriate Tax Authority but for the use of such Relief; or

4.5.3
in a case where an excess is carried forward and paid in accordance with paragraph 4.4, the date the Warrantors’ payment under this Schedule or the Tax Warranties (against which the excess is set off) is made.

5.	OVERPROVISIONS AND SPECIFIED SAVINGS AND REFUNDS

5.1
If the auditors for the time being of the Company determine (at the request of the Sellers’ Representative and expense of the Warrantors, whose request must be made on or before the fourth anniversary of Completion) that:

5.1.1	any provision for Tax (other than a provision for deferred Tax) in the Completion Accounts has proved to be an Overprovision (other than as a result of the use of any Buyer’s Relief); or

5.1.2	an R&D Understatement has arisen;

5.1.3	a Specified Saving has arisen; or

5.1.4	a Refund (other than an amount to which paragraph 4 (Recoveries from third parties) has been received.
the Buyer shall, or shall procure that the Company shall, as soon as reasonably practical give written notice (including full details of the Overprovision, R&D Understatement, Specified Saving or Refund) and the amount of the Overprovision, R&D Understatement, Refund or the Specified Saving Amount shall be dealt with in accordance with paragraph 5.2.

5.2	Where it is provided under paragraph 5.1 that any amount (the “Relevant Amount”) is to be dealt with in accordance with this paragraph 5.2:

5.2.1	the Relevant Amount shall first be set off against any payment then due from the Warrantors as a result of any liability under this Agreement; and

5.2.2
to the extent only of any excess after the application of paragraph 5.2.1, the Warrantors shall be refunded any sums previously paid by the Warrantors under this Agreement (less any amount which the Buyer has already paid to the Warrantors under this paragraph 5 or paragraph 4 (Recoveries from third parties)) which refund shall be made within ten Business Days of the determination of the existence and amount of the Overprovision, R&D Understatement, Refund or the existence of the Specified Saving and the Specified Saving Amount being issued by the auditors in accordance with paragraph 5.1; and

5.2.3
to the extent that the excess referred to in paragraph 5.2.2 is not exhausted, the remainder of any excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors to the Buyer under this Agreement.

5.3
If the Buyer or the Company becomes aware there has been or may have been an Overprovision, R&D Understatement, Refund or a Specified Saving the Buyer shall, as soon as reasonably practicable, give written notice to the Warrantors of that fact.

5.4	Neither the Buyer nor the Company is under an obligation to arrange its affairs to take account of any Specified Savings.

5.5
The Buyer will use its reasonable endeavours to procure that the auditors deal expeditiously with a request for determination by the Sellers’ Representative (at the Warrantors’ cost) as to whether an Overprovision, R&D Understatement, Specified Saving has arisen or a Refund has been received. The Buyer will procure that the Company provides all reasonable assistance, documentation and information as may reasonably be required by the auditors for that purpose (at the cost of the Warrantors).

5.6
Where any determination has been made in accordance with paragraph 5.1, the Warrantors or the Buyer may request, at the expense of the requesting party (such request being made on or before the fourth anniversary of Completion) the auditors for the time being of the Company to review the determination in light of all relevant facts and circumstances, including facts and circumstances which have become known since such determination and to determine whether the determination remains correct or the amount should be adjusted.

5.7
If the auditors have determined under paragraph 5.6 that the amount should be adjusted, the amended amount shall be substituted for the purposes of paragraph 5.2 as the Relevant Amount and any adjusting payment shall be made by or to the Warrantors, as the case may be, as soon as reasonably practicable (and in any event, no later than ten Business Days of the revised determination being made by the auditors in accordance with paragraph 5.6).

6.	PAYMENTS UNDER THIS SCHEDULE

6.1	Subject to paragraph 7, the amount to be treated as a liability is:

6.1.1	in the case of an Actual Tax Liability, the amount of the payment or increased payment of or in respect of Tax;

6.1.2	in the case of a liability falling within part (a) of the definition of Deemed Tax Liability, the amount of the repayment of Tax which would have been obtained had the Loss of it not occurred;

6.1.3
in the case of a liability falling within part (b) of the definition of Deemed Tax Liability, the amount of Tax, on the basis of the tax rates current at the Completion Date which would otherwise have been saved by the Company had the Loss of it not occurred, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief;

6.1.4
in the case of a liability falling within part (c) of the definition of Deemed Tax Liability (other than the setting off or deduction of an Accounts Relief, which shall be calculated in accordance with paragraph 6.1.3), the amount of Tax, on the basis of the tax rates current at the Completion Date, which has been saved by the Company as a result of the set off, use or deduction of the Buyer’s Relief.

6.2
Subject to paragraph 7, the due date for payment, where any Warrantor is liable to make any payment under paragraph 2 (Covenant by the Warrantors) of this Schedule, shall be on or before the later of fifteen Business Days following the date on which the Buyer notifies the Sellers’ Representative of its liability to make payment including the amount of that payment and:

6.2.1
in the case of an Actual Tax Liability, five Business Days before the latest date on which the Tax would have to be paid to the relevant Tax Authority without a liability (or further liability) to interest or penalties accruing;

6.2.2	in a case that falls within part (a) of the definition of Deemed Tax Liability, the date on which the Tax would otherwise have been due for repayment by the relevant Tax Authority;

6.2.3
in a case that falls within part (b) of the definition of Deemed Tax Liability, five Business Days before the latest date on which the Tax (which would not otherwise have been payable) becomes payable (or would have become payable assuming, for these purposes, that the Company had sufficient profits against which the Accounts Relief in question could have been set-off or was otherwise able to use the Accounts Relief in question) to the relevant Tax Authority without a liability (or further liability) to interest or penalties accruing;

6.2.4
in the case of a liability falling within part (c) of the definition of Deemed Tax Liability (other than the setting off or deduction of an Accounts Relief, which payment shall be due in accordance with paragraph 6.2.3), the date on which the Tax would have been due and payable without a liability to interest or penalties accruing but for the set off or deduction of the relevant Buyer’s Relief;

Any payments made under this Schedule shall, so far as permitted by law, be treated as an adjustment to the consideration paid by the Buyer for the Sale Shares under the terms of this Agreement.

7.	GROSS UP AND WITHHOLDING

7.1	All sums payable by the Warrantors to the Buyer under this Schedule shall be paid free and clear of all deductions or withholdings save only as may be required by law.

7.2
If any deductions or withholdings are required by law to be made from any payment by any Warrantor under this Schedule (other than a payment of interest), such Warrantor shall pay the Buyer, at the same time as making the payment in question, such additional amount as will, after such deduction or withholding has been made (and after taking into account any credit which has been obtained by the Buyer in respect of such deduction or withholding, provided that the Buyer shall use all reasonable endeavours to obtain any such credit), leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

7.3
If a Tax Authority charges to Tax (including where the sum is brought into any computation of income, profits or gains but is not charged to Tax because of the use of a Buyer’s Relief) any sum paid under paragraph 2 (Covenant by the Warrantors) of this Schedule, the relevant

Warrantor shall pay the Buyer such additional amount as will ensure that the Buyer shall receive and retain the amount that is equal to the amount it would have received and retained had the payment in question not been charged to Tax (after taking into account any credit which has been obtained by the Buyer in respect of such Tax provided that the Buyer shall use all reasonable endeavours to obtain any such credit).

7.4
Any additional amount due pursuant to paragraph 7.3 shall be paid within fifteen Business Days of receiving a written demand from the Buyer, subject to reasonable evidence of the relevant sum being charged to Tax (including where the sum is brought into any computation of income, profits or gains but is not charged to Tax because of the use of a Buyer’s Relief) that the Buyer has suffered a specified amount of Tax, such certificate to be conclusive in the absence of manifest error.

7.5	Paragraphs 7.2 and 7.3 shall not apply to the extent that the deduction, withholding or Tax would not have arisen but for:

7.5.1	the Buyer not being tax resident in the United Kingdom; or

7.5.2	an assignment by the Buyer of any of its rights under this Schedule.

7.6
To the extent that any additional amount paid under paragraphs 7.2 and 7.3 results in the Buyer obtaining and utilising a Relief (reasonable endeavours having been used to obtain and utilise such Relief), the Buyer shall pay to the relevant Warrantors, within ten Business Days of utilising the Relief, an amount equal to the lesser of the value of the Relief obtained and the additional sum paid under paragraph 7.2 or 7.3.

7.7
Any payment to be made by the Buyer to the Sellers under this Schedule shall be subject to paragraphs 7.1 to 7.6 and all references to the Warrantors/ and or Sellers (as the context prany povides) shall be replaced with the Buyer and vice versa and with all other necessary modifications being made.

8.	CONDUCT OF TAX DISPUTES

8.1	Notification
If the Buyer or the Company becomes aware of a Tax Claim, it shall, or shall procure that the Company shall, as soon as reasonably practicable (and in any event within ten Business Days):

8.1.1	notify the Sellers’ Representative in writing of any Tax Assessment (a Tax Notice); and

8.1.2	include in the Tax Notice:

(a)	reasonable details of the Tax Assessment;

(b)	the due date for any payment to a Tax Authority;

(c)	the time limits for any appeal or required response to a Tax Authority; and

(d)	a reasonable estimate of the amount of any Tax Claim
in each case, so far as the Buyer is reasonably able to specify without material investigation or enquiry. For the purposes of this paragraph 8.1, if the Sellers’ Representatives receives any Tax Assessment for any reason, it shall notify the Buyer in writing as soon as is reasonably practicable. In such a case, the Buyer shall be deemed to have given the Sellers; Representative notice of such Tax Assessment in accordance with the provisions of this paragraph 8.1 and such notification shall be treated as having been received by the Sellers’ Representative when the Sellers’

Representative received the Tax Assessment provided always that the giving of such notice shall not be a condition precedent to the Warrantors’ liability under this Schedule.

8.2	Conduct
Subject to the remaining provisions of this paragraph 8:

8.2.1
the Buyer shall take, or shall procure that the Company takes, at the Warrantors’ expense, any action the Sellers’ Representative shall, on receiving a Tax Notice in accordance with paragraph 8.1, reasonably and promptly request in writing, to avoid, mitigate, resist, defend, appeal against or contest any Tax Assessment and any determination in respect thereof provided that;

8.2.2
the Buyer shall not be obliged to take, or procure the taking, of any action reasonably requested by the Sellers’ Representative under this paragraph 8 unless the Warrantors have first indemnified the Company and the Buyer to the Buyer’s reasonable satisfaction against all liabilities, costs, damages and expenses and any additional Tax Liability which may be properly incurred or suffered by the Buyer or the Company in relation to or as a result of the Tax Assessment.

8.3	Restrictions on conduct
The Buyer shall not be obliged to take, or procure the taking, of any action reasonably requested by the Sellers’ Representative under paragraph 8.2 if:

8.3.1
the Buyer has not received written instructions from the Sellers’ Representative in accordance with paragraph 8.2 within ten Business Days of the receipt of the Tax Notice by the Sellers’ Representative or, in any case where a time limit for the taking of any action, including responding to the Tax Authority or making an appeal against or contesting any Tax Assessment, applies, any shorter period required in order to comply with the time limit specified in the Tax Assessment and included within the Tax Notice;

8.3.2	complying with any instruction, combination of instructions, request or notification of the Sellers’ Representative is likely, in the opinion of the Buyer and the Company, acting reasonably, to:

(a)	increase materially the amount involved or the future liability to Tax of the Company or the Buyer; or

(b)	have a materially adverse effect on the future Tax affairs of the Company; or

(c)	have a materially adverse effect on the future continuing business affairs of the Company;

8.3.3
complying with any instruction, combination of instructions or request would involve sending, transmitting, issuing or submitting any written correspondence or entering in any other communication relating to the Tax Assessment which, in the Buyer’s reasonable opinion, is not true and accurate; or

8.3.4	complying with any instruction or combination of instructions, request or notification of the Sellers’ Representative would involve:

(a)	taking, or procuring the taking of, any actions or steps which the Buyer reasonably considers is or would be unduly onerous or frivolous or vexatious; or

(b)	contesting a Tax Assessment to an appellate body unless the Sellers’ Representative has, at the sole expense of the Warrantors, obtained an opinion on the merits of such a claim, from independent Tax counsel having at least ten years’ experience in Tax matters and appointed by agreement between the Buyer and the Sellers’ Representative after disclosure of all relevant information and documents and having regard to all circumstances and information available that an appeal or a defence against an appeal has a reasonable chance of success.

8.4	Buyer’s obligations
Subject to the provisions of paragraph 8.5, if the Sellers’ Representative has requested that the Buyer takes, or procures that the Company takes, such action as the Sellers’ Representative shall reasonably request in writing in relation to a Tax Assessment in accordance with paragraph 8.2 the Buyer shall, or shall procure that the Company shall:

8.4.1
keep the Sellers’ Representative promptly informed of all material matters known to them relating to the Tax Assessment or negotiations and will provide the Seller with copies of all relevant correspondence and documentation relating to such Tax Assessment;

8.4.2	provide the Sellers’ Representative with copies of all materially relevant documents in the Buyer’s or the Company’s possession or control in relation to that Tax Assessment; and

8.4.3
provide access to the books, accounts and records of the Company and shall give the Sellers’ Representative or its agents all such assistance (at the Warrantors cost and expense) as may reasonably be required to conduct the Tax Assessment; and

8.4.4
ensure that no material communication (written or otherwise) relating to the Tax Assessment shall be sent or otherwise communicated to the relevant Tax Authority without first having been approved by the Sellers’ Representative (such approval not to be unreasonably withheld or delayed).

8.5	Warrantors losing conduct-related rights
If:

8.5.1
allegations are made by any Tax Authority of any fraudulent act or omission, or of any negligent conduct on the part of the Company before Completion or the Warrantors at any time in relation to the Tax Assessment in question;

8.5.2	the Warrantors fail to indemnify the Company to the Buyer’s reasonable satisfaction within fifteen Business Days of receiving notice;

8.5.3
the Sellers’ Representative does not request in writing that the Buyer or the Company take any action in respect of the Tax Assessment within fifteen Business Days of receiving the Tax Notice or such shorter time as specified in paragraph 8.3.1; or

8.5.4	the Sellers’ Representative fails to provide reasonable clarification of any action that it has requested the Buyer to take (following a reasonable request by the Buyer for such clarification);
then the Buyer shall, without prejudice to its rights against the Warrantors under this Schedule, be free to take, or procure that the Company take, such action and reach a settlement or compromise as the Buyer in its reasonable discretion thinks fit.

9.	MANAGEMENT OF PRE-COMPLETION TAX AFFAIRS

9.1	Rights and obligations of the Sellers’ Representative

The Sellers’ Representative, or its duly authorised agents, shall, in respect of all accounting periods ending on or before the Completion Date, at the Company’s cost:

9.1.1
prepare the corporation tax returns and computations of the Company to the extent that the same shall not have been prepared before Completion (the Pre-Completion Tax Returns) and deliver all Pre-Completion Tax Returns to the Buyer at least 30 Business Days prior to the due date for submission;

9.1.2
prepare on behalf of the Company all claims, elections, surrenders, disclaimers, notices and consents to the extent that these have been assumed in the preparation of the Completion Accounts and, subject to paragraph 8 (Conduct of claims), deal with all matters relating to the Pre-Completion Tax Returns, including correspondence (the Pre-Completion Tax Documents) and deliver all Pre-Completion Tax Documents to the Buyer at least ten Business Days prior to the date such Pre-Completion Tax Documents are required to be submitted to the relevant Tax Authority.

9.2	Rights and obligations of the Buyer
The Buyer shall, or shall procure that the Company shall:

9.2.1
authorise, sign and submit to the relevant Tax Authority any Pre-Completion Tax Return or Pre-Completion Tax Document without amendment or with such amendments as the Buyer may reasonably require and agree with the Sellers’ Representative; and

9.2.2
afford such access (on reasonable notice in writing) to its books and records (including the taking of copies at the Warrantors expense) and give such assistance as is necessary and reasonable to enable the Sellers’ Representative or its duly authorised agents to prepare the Pre-Completion Tax Returns and Pre-Completion Tax Documents,

provided that the Buyer is under no obligation to procure the authorisation, signing or submission to any Tax Authority of any Pre-Completion Tax Return or Pre-Completion Tax Document delivered to it in accordance with this paragraph which it considers, in its reasonable opinion, to be false, misleading, incomplete or inaccurate in any respect.

9.3
The Sellers’ Representative shall use all reasonable endeavours to agree the Pre-Completion Tax Returns and Pre-Completion Tax Documents as soon as reasonably practicable and shall, subject to paragraph 8 (Conduct of Tax disputes) deal with all such matters promptly and diligently and within applicable time limits and in the event that the Pre-Completion Tax Returns have not been submitted to HMRC by 31 December 2019 (otherwise than due to the failure of the Buyer or the Company to comply with its obligations under paragraph 9.2), the Sellers’ Representative shall lose its rights under paragraph 9.1.

9.4	Straddle Period computation

9.4.1	The Buyer, or its duly authorised agents, shall, in respect of the Straddle Period, at the Company’s cost and expense:

(a)
prepare the corporation tax returns and computations of the Company in a manner that is consistent with past practice other than to the extent required by a change in law or generally accepted accounting practice;

(b)	deliver all such returns to the Sellers’ Representative at least 15 Business Days prior to the due date for submission;

(c)
prepare on behalf of the Company all claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax in respect of the Company and deliver such documents to the Sellers’ Representative at least 15 Business Days prior to the due date for submission;

(d)
submit such returns and other documents to the relevant Tax Authority having incorporated any reasonable comments of the Sellers’ Representative received at least five Business Days prior to the submission of such return or document which relate to a matter for which the Warrantors may be liable under this Schedule or the Tax Warranties provided that the Buyer is under no obligation to procure the authorisation, signing or submission to any Tax Authority of any return or document delivered to it in accordance with this paragraph which it considers, in its reasonable opinion, to be false, misleading, incomplete or inaccurate in any respect; and

(e)	subject to paragraph 8 (Conduct of Tax disputes) deal with all matters relating to Tax including the conduct of all related negotiations and correspondence with the relevant Tax Authority.

9.4.2
The Sellers’ Representative shall give all such reasonable assistance as may be reasonably required to prepare the Straddle Period returns and all related documents and agree the same with the relevant Tax Authority.

9.5
For the avoidance of doubt, in respect of any Tax Assessment (whereby it appears that the Warrantors are or may become liable to make a payment to the Buyer) this paragraph 9 shall not apply or shall cease to apply and any such Tax Assessment shall be governed by paragraph 8 (Conduct of Tax disputes) of this Schedule.

10.	BUYER’S COVENANT

10.1	Subject to paragraph 10.2, the Buyer hereby covenants to pay to the Sellers an amount equal to:

10.1.1
any liability or increased liability to Tax of any Seller arising as a consequence of any failure by the Company or a member of the Buyer’s Group after Completion to pay any Tax which is the primary liability of the Company or the relevant member of the Buyer’s Group;

10.1.2
reasonable costs and expenses properly incurred by the Sellers in connection with any liability under this paragraph 10 or in connection with any action taken in taking, defending or settling any action under this paragraph 10.

10.2	Paragraph 10.1 shall not apply to the extent that:

10.2.1
the Buyer has validly claimed against the Seller under this Schedule or the Tax Warranties in respect of the amount of Tax which the Company or a member of the Buyer’s Group has failed to pay under paragraph 10.1.1 and for which no payment has yet been made by the Seller; or

10.2.2
the Buyer could validly claim against the Seller under this Schedule or the Tax Warranties for payment of the amount of Tax which the Company or a member of the Buyer’s Group has failed to pay under paragraph 10.1.1; or

10.2.3
an amount in respect of Tax has been recovered by the Seller or any member of the Seller’s Group under any relevant Tax Statute (and the Seller shall procure that no such recovery is sought to the extent that payment is made hereunder).

10.3
The provisions of paragraph 3 of Schedule 6 and paragraphs 6, 7 and 8 of this Schedule shall apply to the covenant contained in this paragraph 10 as they apply to the covenant in paragraph 2 (Covenant by the Warrantors) with references to the Warrantors and/or Sellers (as the context provides) being replaced with references to the Buyer and vice versa and with any other necessary modifications.

EXECUTED as a DEED by POWERSTEERING SOFTWARE LIMITED:	) )	/s/ John McDonald Director
in the presence of:		/s/ Stephanie Deadmon Witness
Witness name: Witness address:	Stephanie Deadmon 401 Congress Ave., Ste 1850 Austin, TX 78701

EXECUTED as a DEED by
Henry Hyder-Smith                 /s/ Henry Hyder-Smith
in the presence of:

Witness’ Signature: /s/ Dan Thomas
Witness’ Name: Dan Thomas
Witness’ Address: 71 Headley Way
Headington
Oxford
Ox3 7SR

EXECUTED as a DEED by
Stephen Denner acting by his attorney Henry Hyder-Smith under power of attorney dated 27/22/2018
in the presence of:    /s/ Henry Hyder-Smith

Witness’ Signature: /s/ Dan Thomas
Witness’ Name: Dan Thomas
Witness’ Address: 71 Headley Way
Headington
Oxford
Ox3 7SR

EXECUTED as a DEED by

Thomas Knowles acting by his attorney
Henry Hyder-Smith under power of attorney dated
28/11/2018                            /s/ Henry Hyder-Smith
in the presence of:

Witness’ Signature: /s/ Dan Thomas
Witness’ Name: Dan Thomas
Witness’ Address: 71 Headley Way
Headington
Oxford
Ox3 7SR

EXECUTED as a DEED by
Carl Chambers acting by his attorney
Henry Hyder-Smith under power of attorney dated
29/11/2018                            /s/ Henry Hyder-Smith
in the presence of:

Witness’ Signature: /s/ Dan Thomas
Witness’ Name: Dan Thomas
Witness’ Address: 71 Headley Way
Headington
Oxford
Ox3 7SR

EXECUTED as a DEED by
Daniel Thomas acting by his attorney
Henry Hyder-Smith under power of attorney dated
27/11/2018                            /s/ Henry Hyder-Smith
in the presence of:

Witness’ Signature: /s/ Dan Thomas
Witness’ Name: Dan Thomas
Witness’ Address: 71 Headley Way
Headington
Oxford
Ox3 7SR

EXECUTED as a DEED by
Alexander Bronimann acting by his attorney
Henry Hyder-Smith under power of attorney dated
29/11/2018                            /s/ Henry Hyder-Smith
in the presence of:

Witness’ Signature: /s/ Dan Thomas
Witness’ Name: Dan Thomas
Witness’ Address: 71 Headley Way
Headington
Oxford
Ox3 7SR

EXECUTED as a DEED by
David Littlechild acting by his attorney
Henry Hyder-Smith under power of attorney dated
29/11/2018                            /s/ Henry Hyder-Smith
in the presence of:

Witness’ Signature: /s/ Dan Thomas
Witness’ Name: Dan Thomas
Witness’ Address: 71 Headley Way
Headington
Oxford
Ox3 7SR

EXECUTED as a DEED by
Lawrence Anderson acting by his attorney
Henry Hyder-Smith under power of attorney dated
3/12/.2018                            /s/ Henry Hyder-Smith
in the presence of:

Witness’ Signature: /s/ Dan Thomas
Witness’ Name: Dan Thomas
Witness’ Address: 71 Headley Way
Headington
Oxford
Ox3 7SR

EXECUTED as a DEED by
Matthew McGowan acting by his attorney
Henry Hyder-Smith under power of attorney dated
26/11/.2018                            /s/ Henry Hyder-Smith
in the presence of:

Witness’ Signature: /s/ Dan Thomas
Witness’ Name: Dan Thomas
Witness’ Address: 71 Headley Way
Headington
Oxford
Ox3 7SR

EXECUTED as a DEED by
Henry Smith acting by his attorney
Henry Hyder-Smith under power of attorney dated
27/11/2018                            /s/ Henry Hyder-Smith
in the presence of:

Witness’ Signature: /s/ Dan Thomas
Witness’ Name: Dan Thomas
Witness’ Address: 71 Headley Way
Headington
Oxford
Ox3 7SR

EXECUTED as a DEED by
Peter Opperman acting by his attorney
Henry Hyder-Smith under power of attorney dated
27/11/2018                            /s/ Henry Hyder-Smith
in the presence of:

Witness’ Signature: /s/ Dan Thomas
Witness’ Name: Dan Thomas
Witness’ Address: 71 Headley Way
Headington
Oxford
Ox3 7SR

EXECUTED as a DEED by
Bradley Shore acting by his attorney Henry Hyder-Smith
Power of attorney date 27/11/2018                /s/ Henry Hyder-Smith
in the presence of:

Witness’ Signature: /s/ Dan Thomas
Witness’ Name: Dan Thomas
Witness’ Address: 71 Headley Way
Headington
Oxford
Ox3 7SR

EXECUTED as a DEED by
James Ellis acting by his attorney
Henry Hyder-Smith under power of attorney dated
26/11/2018                            /s/ Henry Hyder-Smith
in the presence of:

Witness’ Signature: /s/ Dan Thomas
Witness’ Name: Dan Thomas
Witness’ Address: 71 Headley Way
Headington
Oxford
Ox3 7SR

SIGNED as a DEED by
BGF Investments LP acting by BGF Investment Management Limited, its manager acting by its attorney
/s/ James Austin
in the presence of:

Witness’ Signature: /s/ Greg Norman
Witness’ Name: Greg Norman
Witness’ Address: 23 Alison Way
Winchester
SO22 5BT

SIGNED as a DEED by
BGF Nominees Limited acting by its attorney
/s/ James Austin
in the presence of:

Witness’ Signature: /s/ Greg Norman
Witness’ Name: Greg Norman
Witness’ Address: 23 Alison Way
Winchester
SO22 5BT